UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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BRE Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

March 11, 2013

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Wednesday, April 24, 2013, at 3:00 p.m. Pacific Daylight Time, at The Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Annual Meeting, you will have the opportunity to speak informally with the directors and officers.

This booklet, which includes the notice of meeting and proxy statement, contains information about the formal business to be acted on by shareholders. At the Annual Meeting, you will be asked to vote on: (i) electing ten directors whose term of office expires at the Annual Meeting, to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors are duly elected and qualified, (ii) ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company, (iii) approving, by non-binding advisory vote, the compensation of our named executive officers, (iv) reapproving the performance criteria under the Amended and Restated 1999 BRE Stock Incentive Plan, as amended (referred to as the “1999 Incentive Plan”); and (v) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TEN DIRECTOR NOMINEES PROPOSED IN THE ENCLOSED PROXY STATEMENT, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY, “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AND “FOR” THE PROPOSAL TO REAPPROVE THE PERFORMANCE CRITERIA UNDER THE 1999 INCENTIVE PLAN.

It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the accompanying proxy card promptly, or you may utilize our telephone or Internet proxy authorization procedures, as more fully described in the Proxy Statement and on the accompanying proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

This Notice and Proxy Statement are first being made available to shareholders on March 11, 2013. Please vote promptly. We look forward to seeing you at the Annual Meeting.

Sincerely,

BRE PROPERTIES, INC.

Constance B. Moore

President & Chief Executive Officer

BRE PROPERTIES, INC.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc., a Maryland corporation, will be held on Wednesday, April 24, 2013, at 3:00 p.m. Pacific Daylight Time, at The Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, for the following purposes:

1.	To elect ten directors, whose term of office expires at the Annual Meeting, to serve until the Annual Meeting of Shareholders of the Company to be held in calendar year 2014, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To hold a non-binding advisory vote on the approval of the compensation of our named executive officers;

4.	To reapprove the performance criteria under the Amended and Restated 1999 BRE Stock Incentive Plan, as amended (referred to as the “1999 Incentive Plan”); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of the Company’s Common Stock at the close of business on February 28, 2013 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the meeting at BRE’s executive offices, 525 Market Street, 4th Floor, San Francisco, CA 94105, during normal business hours during the ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 24, 2013:

The Proxy Statement and Annual Report, which consists of our Annual Report on Form 10-K, are available at www.breproperties.com/investors/proxy.

By Order of the Board of Directors

KERRY FANWICK

Corporate Secretary

Dated: March 11, 2013

BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

Telephone: (415) 445-6530

Facsimile: (415) 445-6505

Dated: March 11, 2013

PROXY STATEMENT

Annual Meeting of Shareholders

To be held on April 24, 2013

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.	Why am I receiving these materials?

A.	Your proxy is being solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation, for use at the Annual Meeting of Shareholders of BRE to be held on Wednesday, April 24, 2013, at 3:00 p.m. Pacific Daylight Time, at The Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q.	Who may vote at the Annual Meeting?

A.	Holders of record of BRE’s common stock at the close of business on the record date for the meeting, February 28, 2013, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 77,043,875 shares of common stock outstanding, each entitled to one vote at the Annual Meeting.

Q.	What constitutes a quorum at the Annual Meeting?

A.	The presence, in person or by proxy, of holders of a majority of all of the shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In tallying shareholder votes, abstentions and ‘‘broker non-votes’’ (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting.

Q.	Who is paying for this proxy solicitation?

A.	The cost of soliciting proxies will be borne by BRE. Directors, officers and employees of BRE may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. BRE will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Q.	What if I have shares in BRE’s Direct Stock Purchase and Dividend Reinvestment Plan?

A.	If a shareholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held of record by the shareholder.

Q.	How do I vote?

A.	Shareholders may vote in person at the Annual Meeting or by proxy. If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by following the instructions on the proxy card(s) and returning the card(s) in the prepaid envelope. In lieu of mailing a completed proxy card, shareholders of record can authorize the proxies to vote their shares by calling the toll-free telephone number, or by accessing the Internet voting website, as each is set forth on the accompanying proxy card. Specific instructions to be followed by any shareholder of record interested in voting by telephone or Internet are set forth on the proxy card. The telephone and Internet proxy authorization procedures are designed to authenticate shareholders by use of a control number on the proxy card. The procedures allow shareholders to authorize the proxies to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors, the advisory vote on the approval of the compensation of our named executive officers, and the reapproval of performance criteria under the 1999 Incentive Plan (Proxy Item Nos. 1, 3 and 4 of this Proxy Statement.) In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. Due to regulation changes, your bank or broker no longer has the ability to vote your uninstructed shares on a discretionary basis with regard to Proxy Items 1, 3 and 4. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf for Proxy Items 1, 3 and 4. Your bank or broker will, however, continue to have discretion to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proxy Item No. 2 of this Proxy Statement).

Q.	How will my vote be counted?

A.	All proxies properly authorized or delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting or any adjournment or postponement thereof as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more inspectors of election appointed by BRE. Abstentions and broker non-votes will not be counted as votes cast for or against the proposals and, assuming a quorum is present at the Annual Meeting, will have no effect on the result of the votes.

If no vote is specified in a properly signed or authorized proxy, other than in the case of shares held in street name which will be voted as described above, the shares represented by such proxy will be voted as recommended by the Board:

1.	FOR the election of the ten director nominees proposed by the Nominating & Governance Committee of the Board of Directors (Proxy Item No. 1),

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company (Proxy Item No. 2),

3.	FOR the approval, by non-binding advisory vote, of the compensation of our named executive officers (Proxy Item No. 3),

4.	FOR the reapproval of the performance criteria under the 1999 Incentive Plan (Proxy Item No. 4), and

5.	in the proxy holder’s discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The ten nominees for election as directors who receive the highest number of votes cast in person or by proxy at the Annual Meeting, provided a quorum is present, shall be elected as directors. The affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Annual Meeting, provided a quorum is present, shall be required to ratify the appointment of our independent registered public accounting firm (Proxy Item No. 2), to approve, by non-binding advisory vote, the compensation of our named executive officers (Proxy Item No. 3), and to reapprove the performance criteria under the 1999 Incentive Plan (Proxy Item No. 4.)

Although the advisory votes on Proxy Item 3 are non-binding, our Board will review the results of the vote and, consistent with our record of shareholder engagement, will take them into account in making future determinations concerning executive compensation.

Q.	Can I revoke or change my proxy?

A.	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of BRE a written notice of revocation, by properly delivering or authorizing a proxy bearing a later date, or by attending the meeting and voting in person.

Q.	Do directors attend the Annual Meeting of Shareholders?

A.	We do not require our directors to attend the Annual Meeting of Shareholders; however, the Board encourages its members to attend. Nine of ten directors attended the 2012 Annual Meeting of Shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, has provided services to BRE during the past fiscal year which included the examination of our Annual Report on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings, preparation of our federal and state income tax returns, and accounting consultations. A representative of Ernst & Young LLP will be at the Annual Meeting to respond to appropriate questions concerning the financial statements of BRE and, if desired, to make a statement.

CONTACTING THE BOARD

The Board welcomes your questions and comments. BRE’s principal executive offices are located at 525 Market Street, 4th Floor, San Francisco, California 94105. Our telephone number is (415) 445-6530. Shareholders and other interested parties may send communications directly to the Board of Directors by sending them to the Chairman of the Board, care of the Corporate Secretary, at BRE’s principal executive offices. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairman of the Board.

ELECTION OF DIRECTORS

(Proxy Item No. 1)

Our Articles of Incorporation provide that there shall be from three to fifteen directors, as determined from time to time in the manner specified in the Company’s bylaws. Currently there are ten directors.

At the Annual Meeting, ten directors are to be elected for a one-year term expiring at the Annual Meeting to be held in calendar year 2014, and until their successors are duly elected and qualified. The nominees proposed by the Nominating & Governance Committee and approved by the Board for election are: Irving F. Lyons, III, Paula F. Downey, Christopher J. McGurk, Matthew T. Medeiros, Constance B. Moore, Jeanne R. Myerson, Jeffrey T. Pero, Thomas E. Robinson, Dennis E. Singleton, and Thomas P. Sullivan. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the election of these nominees, except as provided below in the event that any of these nominees should become unavailable for election or unable to serve.

In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, provided that the size of the Board is not reduced, which the Board may do at its discretion, the proxies will be voted for the election of such other person or persons as shall be determined by the person or persons named in the proxy as the proxy holder or holders, at their discretion and in accordance with their judgment.

Information as to Nominees for Election

Irving F. Lyons, III, age 63, has been our director since 2006 and was appointed Chairman of the Board in May 2009. Mr. Lyons currently serves on the Board of Directors of Equinix, Inc. and is Lead Director of ProLogis Inc. He served as Vice Chairman of ProLogis, a global provider of distribution facilities and services, from 2001 through May 2006. He was Chief Investment Officer from March 1997 to December 2004, and held several other executive positions since joining ProLogis in 1993. Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979. Mr. Lyons was selected by the Nominating & Governance Committee due to his management and investment experience with publicly traded real estate companies and his involvement in Bay Area real estate development and management.

Paula F. Downey, age 57, has been our director since 2008. Currently, Ms. Downey is President and CEO of AAA Northern California, Nevada & Utah Insurance Exchange (“the Exchange”). She served as President of the Exchange and AAA Northern California, Nevada and Utah (“NCNU”) from 2005 to 2010 and was named President and CEO of both entities in July of 2010. In January 2011 Ms. Downey resigned as President and CEO of NCNU and remained as President and CEO of the Exchange after the separation of the companies. She was Chief Operations Officer of the Exchange and NCNU from 2000 through 2003. Ms. Downey serves as a director of the Exchange and as an officer and director of the Exchange’s subsidiaries, including AAA Mid-Atlantic Insurance Company, AAA Mid-Atlantic Insurance Company of New Jersey, ACA Insurance Company, Ceres Reinsurance Company, Keystone Insurance Company and Western United Insurance Company. She also serves as a director of AAA Club Partners, Inc. Ms. Downey was selected by the Nominating & Governance Committee due to her management experience and business viewpoints beyond the real estate industry.

Christopher J. McGurk, age 56, has been our director since 2006. Currently, Mr. McGurk is Chairman and Chief Executive Officer of Cinedigm Digital Cinema Corporation, a NASDAQ-listed provider of digital services, advertising, software and content distribution to theaters. From 2006 to 2010, Mr. McGurk served as CEO of Overture Films, a motion picture studio. Prior to his post at Overture Films, Mr. McGurk served as Vice Chairman and COO of Metro-Goldwyn-Mayer, Inc. (MGM), a motion picture, television, home video, and theatrical production and distribution company, from 1999 to 2005. From 1996 to 1999, Mr. McGurk served in executive capacities with Universal Pictures, a division of Universal Studios Inc., most recently as President and COO. Mr. McGurk was selected by the Nominating & Governance Committee due to his leadership capability and business experience outside the real estate industry.

Matthew T. Medeiros, age 56, has been our director since 2005. Mr. Medeiros is Vice President and General Manager, Security Products at Dell. From 2003 until its acquisition by Dell in 2012, Mr. Medeiros served as President, Chief Executive Officer and Director of SonicWALL, a leading provider of intelligent network security and data protection solutions that dynamically secure, control, and scale global networks. From 1998 to December 2002, he served as Chief Executive Officer of Philips Components, a division of Royal Philips Electronics, a consumer electronics company. Mr. Medeiros served as Chairman of the Board, L.G. Philips LCD, a liquid crystal display joint venture, from 2001 to 2002. Mr. Medeiros was selected by the Nominating & Governance Committee due to his management abilities and leadership experience with public companies outside the real estate sector.

Constance B. Moore, age 57, has been our director since 2002. Ms. Moore has served as President and Chief Executive Officer of the Company since January 1, 2005, and was President and Chief Operating Officer in 2004. Ms. Moore was Executive Vice President and Chief Operating Officer of BRE from September 2002 through December 2003. She held several executive positions with Security Capital Group & Affiliates, an international real estate operating and investment management company, from 1993 to 2002, including Co-Chairman and Chief Operating Officer of Archstone-Smith Trust. Ms. Moore served as Chair for the National Association of Real Estate Investment Trusts (NAREIT) in 2009. Ms. Moore was selected by the Nominating & Governance Committee due to her leadership role at BRE, combined with her public company and real estate management experience.

Jeanne R. Myerson, age 59, has been our director since 2002. Ms. Myerson has served as President and Chief Executive Officer of The Swig Company, a private real estate investment firm, since 1997. She served as President and Chief Executive Officer of The Bailard, Biehl & Kaiser REIT from 1993 to 1997. Ms. Myerson was selected by the Nominating & Governance Committee due to her real estate and REIT management experience.

Jeffrey T. Pero, age 66, has been our director since 2009. Mr. Pero currently serves on the Board of Directors of Redwood Trust, Inc. He is a former partner of Latham & Watkins (LW), an international law firm, and has been engaged in the practice of law since 1971. As partner, his focus was public and private debt and equity financings; mergers and acquisitions; corporate governance; and compliance with U.S. securities laws. He has lectured extensively on these topics in the United States and England. Mr. Pero also served as primary outside counsel to several publicly traded companies, including BRE. He served as Managing Partner of the LW London office from 1990 to 1994 and served in various other firm management positions. Mr. Pero was selected by the Nominating & Governance Committee due to his background serving as outside counsel to BRE and his experience with securities law, corporate governance and financing transactions.

Thomas E. Robinson, age 65, has been our director since 2007. Currently, Mr. Robinson is Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company, Inc., St. Louis, MO and its prior affiliate Legg Mason, where he was previously a managing director. Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., from 1994 to 1997. Mr. Robinson currently serves on the Tanger Factory Outlet Centers, Inc., board of directors, is a former trustee/director of Centerpoint Properties Trust and Legg Mason Real Estate Investors, Inc., and a past member of the board of governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Robinson was selected by the Nominating & Governance Committee due to his financial, accounting and real estate experience.

Dennis E. Singleton, age 68, has been our director since 2009. Mr. Singleton currently serves as Chairman of the Board of Directors of Digital Realty Trust, Inc., as Vice Chairman of the board of trustees of Lehigh University, and is a board member and past President of the Glaucoma Research Foundation. Mr. Singleton was a founding partner of Spieker Properties, Inc., a Northern California-based commercial real estate investment trust (REIT), which was acquired by Equity Office Properties, Inc., in 2003. Mr. Singleton served as Chief Financial Officer and Director of Spieker Properties, Inc., from 1993 to 1995, Chief Investment Officer and Director from 1995 to 1997, and Vice Chairman and Director from 1998 to 2001. Mr. Singleton was selected by the Nominating & Governance Committee due to his REIT experience and diversified business management experience.

Thomas P. Sullivan, age 55, has been our director since 2009. He controls Westwood Interests, a privately-held, San Francisco-based firm active in real estate investments and developments in the Bay Area, including several office development projects in the Silicon Valley. Prior to forming Westwood, he was a founding partner at Wilson Meany Sullivan (WMS), a San Francisco-based development firm focused on urban infill locations on the West Coast. Mr. Sullivan has played a major role in the development of large-scale, technologically innovative projects in San Francisco, most notably Foundry Square, the Ferry Building and 250 Embarcadero (headquarters of Gap, Inc.) as well as several urban infill residential development projects. Prior to WMS, Mr. Sullivan served as President of Wilson/Equity Office, a joint venture between Equity Office Properties Trust and William Wilson and Associates; and as Senior Vice President at William Wilson & Associates. Mr. Sullivan was selected by the Nominating & Governance Committee due to his experience with real estate and development and his advisory roles in Bay Area organizations.

Vote Required

The ten nominees who receive the highest numbers of votes, in person or by proxy, shall be elected as directors at the Annual Meeting, if a quorum is present. The Board unanimously recommends that the shareholders vote FOR each of Messrs. Lyons, McGurk, Medeiros, Pero, Robinson, Singleton and Sullivan, and Mses. Downey, Moore and Myerson.

GOVERNANCE, BOARD AND COMMITTEE MEETINGS; COMPENSATION OF DIRECTORS

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. The Company has made the Code of Business Conduct and Ethics available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Corporate Governance Guidelines

The Company has also adopted Corporate Governance Guidelines, which are available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Attendance by our Directors at 2012 Board, Committee and Annual Meetings

During the year ended December 31, 2012, the Board held seven meetings. All directors attended 80% or more of the meetings of the Board and the committees on which they served during 2012. Nine of ten directors attended last year’s Annual Meeting of Shareholders.

Committees of our Board of Directors

The Board currently has five committees to direct and review BRE’s operations and strategic activities: Executive; Audit; Compensation; Nominating & Governance; and Real Estate. All of the present directors and the committees on which they currently serve are set forth in the following table.

Director	Independent	Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee	Real Estate Committee
Irving F. Lyons, III	X	C			M	M
Paula F. Downey	X		M	M
Christopher J. McGurk	X			M		M
Matthew T. Medeiros	X	M		C	M
Constance B. Moore		M
Jeanne R. Myerson	X	M		M		C
Jeffrey T. Pero	X	M	M		C
Thomas E. Robinson	X	M	C		M
Dennis E. Singleton	X		M	M
Thomas P. Sullivan	X		M			M

“C” signifies a chairman and “M” signifies a member.

“X” signifies an independent director as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. In addition, management has determined that each independent director has no material relationship with BRE based on a review of direct and indirect transactions and relationships that each of our directors had or maintained with us and our management and employees. No such transactions or relationships were noted during management’s review.

Leadership Structure and Board Role in Risk Oversight

The Company has maintained separate CEO and Chairman positions since inception. The Company believes this is the best structure for the Company because an independent Chairman of the Board provides for an appropriate balance between management and shareholder interests. The Chairman provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman works with the Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Chairman serves as the principal liaison between management and the independent directors and chairs an executive session of the independent directors at each quarterly Board meeting.

The Board is directly involved in oversight of the Company’s enterprise-wide risk management activities, which are designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. The full Board participates in an annual enterprise risk management assessment, which is led by management. In this process, risk is assessed throughout the business, focusing on the following key risk areas: strategic, financial, operational, people-related, and governance-related.

While the full Board participates in annual strategic planning activities and the Company’s ongoing enterprise risk management process, each Board committee has specific duties related to oversight of selected risk management activities. The Audit Committee focuses on financial risk, providing oversight relating to the reliability and integrity of the accounting policies, financial reporting, internal audit functions, internal accounting controls and financial disclosure practices of the Company. The Audit Committee also provides oversight of management’s processes for examining and disclosing risk. In addition to approving compensation for executives, the Compensation Committee provides oversight related to any pay risk associated with the Company’s compensation programs and strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Nominating & Governance Committee provides oversight for the Company’s overall governance structure, including director nominees and management succession plans. The Real Estate Committee provides risk oversight surrounding significant proposed investment activities.

Executive Committee

The Executive Committee is comprised of the Chief Executive Officer, the Chairman of the Board and the Chairman of each Board Committee. The Executive Committee serves primarily as the pricing committee for the Company’s external capital raising activities. The Executive Committee has all powers of the Board in the management and affairs of BRE, subject to limitations prescribed by the Board, the Articles of Incorporation and Bylaws of BRE, and by Maryland law. The Executive Committee did not meet formally during 2012.

Audit Committee

BRE has an Audit Committee composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. Mr. Thomas E. Robinson qualifies as an “audit committee financial expert” within the definition adopted by the SEC. Information regarding the membership of, and functions performed by, the Audit Committee is set forth in the section entitled “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Audit Committee met formally five times in 2012.

Compensation Committee

The Compensation Committee conducts Chief Executive Officer performance evaluations, establishes compensation for the Chief Executive Officer, reviews and approves the recommendations made by the Chief Executive Officer with respect to the compensation of other executive officers, administers our stock compensation plans and reviews all benefit programs. The Compensation Committee is composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Compensation Committee met formally five times during 2012.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2012 included Mr. Medeiros, as chairman, Messrs. McGurk and Singleton, and Mses. Downey and Myerson. No member of this committee was at any time during 2012 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2012.

Nominating & Governance Committee

The Nominating & Governance Committee nominates directors, oversees the Company’s governance structure and reviews the management succession plan. The Nominating & Governance Committee is composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Nominating & Governance Committee met formally five times during 2012.

Real Estate Committee

The Real Estate Committee assesses management’s recommendations regarding property investments. It analyzes and approves proceeding with proposed development opportunities, acquisitions and dispositions and recommends to the Board whether to proceed with proposed development opportunities, acquisitions and dispositions above specified thresholds. The Real Estate Committee did not meet formally during 2012.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management directors hold executive sessions without management directors or management present at least four times per year. During 2012, our non-management directors held five such executive sessions. Mr. Lyons was the presiding director at all such sessions. Our Corporate Governance Guidelines also require that, if the non-management directors include directors who are not independent directors, the independent directors also shall meet at least once a year in executive session. As stated above, all of our non-management directors were independent directors for the year 2012.

Director Nomination and Evaluation Process, Independence of Our Directors

The Nominating & Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to submit nominees for consideration by the Nominating & Governance Committee should submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the BRE Board. The shareholder must also provide such other information about the candidate that would be required by Securities and Exchange Commission rules to be included in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act. In addition, the shareholder must include the consent of the candidate to being named in the proxy statement as a nominee and to serving as a director if elected. The shareholder must describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination and submit a completed and signed questionnaire, representation and agreement as set forth in the Third Amended and Restated Bylaws of BRE Properties, Inc., filed as an exhibit to our 8-K dated December 19, 2012. The shareholder must submit proof of BRE share holdings at the time of making the nomination and at the time of the annual meeting, and the shareholder or a “qualified representative” of such shareholder must be present at the annual meeting. All communications should be directed to the Chairman of the Nominating & Governance Committee, care of the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. Recommendations received after the dates specified under “Shareholder Proposals” in this Proxy Statement will likely not be considered timely for consideration at next year’s Annual Meeting.

The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating & Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating & Governance Committee generally uses a third-party search firm to identify Board candidates and polls the Board members and members of management for their recommendations. The Nominating & Governance Committee may also review the composition and qualification of the boards of BRE’s competitors and may seek input from industry experts or analysts. A sufficient number of independent director candidates must meet the independence requirements of the New York Stock Exchange and those set forth in BRE’s Corporate Governance Guidelines, such that a majority of the directors meet the independence requirements.

In determining whether a prospective director nominee who is not currently a member of the Board is qualified to serve on the Board, the Committee also considers, but is not limited to, the following criteria:

(i)	general understanding of BRE’s business;

(ii)	fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(iii)	general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(iv)	experience as a board member of another publicly held company;

(v)	ability to make independent and analytical inquiries;

(vi)	educational and professional background;

(vii)	specific experience to fill needs or requests identified by the Board; and

(viii)	willingness and ability to devote sufficient time to Board and committee responsibilities and willingness to commit to purchase sufficient stock to meet the stock ownership guidelines.

The Nominating & Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates who are not currently on the Board are interviewed by independent directors and the Chief Executive Officer. In making determinations, while the Company does not have a formal policy relating to Board diversity, the Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of BRE and represent shareholder interests through the exercise of sound judgment and a collaborative process that facilitates communication among Board members. The Nominating & Governance Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds. The Nominating & Governance Committee believes that diversity is important because a variety of points of view can contribute to a more effective decision-making process. The Nominating & Governance Committee seeks to nominate candidates such that the Board as a whole has an appropriate balance of public company, financial, real estate and non-real estate experience. After review and deliberation of all feedback and data, the Nominating & Governance Committee makes its recommendations to the Board. Recommendations received from shareholders will be processed and are subject to the same criteria as are candidates nominated by the Nominating & Governance Committee.

Compensation of Our Directors

In 2007, the Compensation Committee engaged Towers Watson (formerly Towers Perrin), an independent compensation consultant, to review compensation levels for directors on other boards at similarly situated companies and analyze BRE’s director level compensation. Since July 2007, based on the results of this analysis, total annual base compensation for independent directors has been $130,000, and additional annual compensation for Committee chairmen has been $15,000. The Chairman of the Board or lead director is eligible to be paid up to an additional $50,000. Payments consist of 30% cash and 70% equity. There were no changes to director compensation for 2012. The equity component of director compensation is governed by the Fifth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, as amended and restated as of August 7, 2007 (the “Non-Employee Director Plan”). Under the Non-Employee Director Plan, all future equity compensation is to be paid in the form of restricted share grants and no new options or stock appreciation rights (or SARs) are to be issued.

Equity awards for continuing directors become fully vested one year after the grant date of the award, subject to continuing service as a director or chairman. Partial awards for directors appointed mid-year vest at the end of the month following the next Annual Meeting. If a director voluntarily terminates his or her services as a director, or retires after serving his or her maximum term, prior to the one-year anniversary of the grant date, the Board reserves the right to fully vest unvested shares, or to vest such shares on a prorated basis based on the number of months served. Upon a change in control as defined in the Non-Employee Director Plan, all unvested restricted shares will vest in full. In the event of termination by the majority vote of the other members of the Board or failure to be re-elected, unvested awards will not vest, subject to the Board’s right to cause such shares to vest.

The service year for our directors typically runs from June through May, such that stock awards are generally granted on or about May 31 for the upcoming service year. Prior to the 2011-2012 service year, cash payments were also made on May 31 for the upcoming service year, based on positions held at the time of payment. Beginning with the 2011-2012 service year, cash payments are made quarterly. The following table sets forth the components of compensation for the 2012-2013 service year for the various director levels.

Type of Member	Cash Compensation ($)	Restricted Share Grant ($)
Chairman of the Board	54,000	126,000
Committee Chairmen	43,500	101,500
Member	39,000	91,000

BRE has a non-qualified deferred compensation plan whereby directors may defer up to 100% of their cash compensation and restricted shares each year. BRE does not match any of these director contributions. There were no earnings on non-qualified deferred compensation that were above-market or preferential.

The following table sets forth the compensation paid to each independent director during 2012. Fees earned or paid in cash reflect cash payments paid during calendar year 2012. As described above, cash payments are made quarterly beginning with the June 2011-May 2012 service year. Stock Awards reflect the grant date fair value of such awards made in May 2012, as footnoted below.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option/SAR Awards ($) (2)	All Other Compensation (3)	Total ($)
Irving F. Lyons, III	54,000	126,000	—	3,906	183,906
Paula F. Downey	39,000	91,000	—	2,821	132,821
Christopher McGurk	39,000	91,000	—	2,821	132,821
Matthew T. Medeiros	43,500	101,500	—	3,146	148,146
Jeanne R. Myerson	43,500	101,500	—	3,146	148,146
Jeffrey T. Pero	43,500	101,500	—	3,146	148,146
Thomas E. Robinson	43,500	101,500	—	3,146	148,146
Dennis E. Singleton	39,000	91,000	—	2,821	132,821
Thomas P. Sullivan	39,000	91,000	—	2,821	132,821

(1)

The stock awards column represents the grant date fair value of shares awarded to directors during 2012, as computed under the provisions of FASB ACS Topic 718. This amount relates to restricted share grants awarded to all directors on May 31, 2012. The aggregate number of unvested shares outstanding pursuant to stock awards at December 31, 2012 for each director were as follows: Mr. Lyons, 2,559; Ms. Downey, 1,848; Mr. McGurk, 1,848; Mr. Medeiros, 2,061; Ms. Myerson, 2,061; Mr. Pero, 2,061; Mr. Robinson, 2,061; Mr. Singleton, 1,848; and Mr. Sullivan, 1,848. For further information on the assumptions used in the fair value computation under the provisions of ACS Topic 718, please see the footnotes to our Annual Report on Form 10-K for the year ended December 31, 2012. Fractional shares are paid in cash.

(2)	No options or SARs have been awarded to directors since 2007. The aggregate number of shares purchaseable pursuant to option or SAR awards outstanding at December 31, 2012 for each director were as follows: Mr. Lyons, 11,332; Mr. McGurk, 11,332; Mr. Medeiros, 20,428; Ms. Myerson, 10,481; and Ms. Downey and Messrs. Pero, Robinson, Singleton and Sullivan, none.
(3)	Represents dividends paid during 2012 on unvested restricted shares.

Director Terms

Board members are elected to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Additionally, the Nominating & Governance Committee has established, with Board approval, a policy that each director may serve for a maximum of 12 years. Service is based on the total years of active service on the BRE Board and does not include service on prior boards of companies acquired by BRE or leaves of absence from BRE Board duty. The Board may, at its discretion, make exceptions to this requirement of no more than one year in duration if necessary to accomplish a smooth transition of new independent directors onto the Board. Although the Board recommended the annual election of directors, it continues to place a high value on the continuity of Board service given the long term nature of real estate investment and development. In 2007, the Company’s Bylaws were amended to eliminate any mandatory retirement age for directors.

Share Ownership Guidelines for Our Directors and Executive Officers

The Board adopted a share ownership guideline in 1995, which it fully codified and amended in amendments made to our Corporate Governance Guidelines in January 2013. Currently, the guideline states that each new director will own within three years of joining the Board a number of shares of BRE Common Stock equal to five times the cash portion of their compensation, excluding any compensation for serving as the Chairman of the Board or any committee of the Board (currently $39,000 per year), divided by the price per share of BRE Common Stock on the date he or she joined the Board. The applicable forms of ownership included in the ownership balance requirement include both shares owned outright and non-vested restricted shares. Any stock sale requests that would result in the director failing to meet the ownership guidelines are to be pre-approved by the Executive Committee of the Board of Directors based on personal hardship or other special circumstances. As of December 31, 2012, all directors were in compliance with the share ownership guideline.

In 2006, the Board also adopted a share ownership guideline for executive officers, which it fully codified and amended in amendments made to our Corporate Governance Guidelines in January 2013. The guideline states that executive officers shall, within five years of appointment as an executive officer and on each anniversary date thereafter, own a number of shares of BRE Common Stock with a then current value equal to, with respect to the Chief Executive Officer, six times current base salary, and with respect to the other executive officers, three times current base salary. The applicable forms of ownership included in the ownership balance requirement include both shares owned outright and non-vested restricted shares. For stock sales or option exercises that meet the ownership guidelines, the executive officer is required to notify the Chairman of the Board and CEO prior to completing the transaction, and legal counsel is to approve the transaction to verify compliance with Section 16 requirements. BRE does not have a formal policy regarding hedging of stock by directors or executive officers. Any stock sale requests that would result in the executive officer failing to meet the ownership guidelines are to be pre-approved by the Executive Committee of the Board of Directors based on personal hardship or other special circumstances. As of December 31, 2012, all executive officers were in compliance with the guideline.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2013, information regarding the shares of Common Stock beneficially owned by each person who is known by BRE to own beneficially more than 5% of our Common Stock, by each director, by each executive officer and by all directors and executive officers as a group. The amounts shown are based on information provided by the individuals named and designated as a director (D) or executive officer (O).

Name and Address (1)	Number of Common Shares (2)		Shares Upon Exercise of Options (3)	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)(4)
The Vanguard Group, Inc. (5)	9,377,298		—	9,377,298	12.2%
BlackRock, Inc. (6)	5,772,493		—	5,772,493	7.5%
CBRE Clarion Securities, LLC (7)	5,391,284		—	5,391,284	7.0%
Constance B. Moore (D,O)	416,899	(8)	104,457	521,356
Stephen C. Dominiak (O)	86,537	(9)	23,818	110,355
Jeanne R. Myerson (D)	29,850	(10)	10,481	40,331
Kerry Fanwick (O)	66,240	(11)	17,525	83,765
John A. Schissel (O)	55,658	(12)	17,568	73,226
Matthew T. Medeiros (D)	15,442	(13)	20,428	35,870
Irving F. Lyons, III (D)	18,670	(14)	11,332	30,002
Christopher J. McGurk (D)	13,254	(15)	11,332	24,586
Scott A. Reinert (O)	32,960	(16)	2,130	35,090
Thomas E. Robinson (D)	16,342	(17)	—	16,342
Thomas P. Sullivan (D)	15,924	(18)	—	15,924
Dennis E. Singleton (D)	12,912	(19)	—	12,912
Paula F. Downey (D)	11,864	(20)	—	11,864
Jeffrey T. Pero (D)	10,032	(21)	—	10,032
All directors and executive officers as a group (15 persons)	834,055		222,416	1,055,571	1.4%

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.
(2)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities and are based on 77,043,875 common shares entitled to a vote outstanding as of February 28, 2013. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(3)	Reflects common shares that may be purchased upon the exercise of stock options that were exercisable as of February 28, 2013 or that will become exercisable on or before April 15, 2013.
(4)	Except where otherwise indicated, does not exceed 1%.
(5)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 7, 2013. The entity has a business address of 100 Vanguard Blvd., Malvern, PA 19355. Included in the securities listed above as beneficially owned by The Vanguard Group, Inc. are 5,083,930 shares beneficially owned by Vanguard Specialized Funds-Vanguard REIT Index Fund.
(6)

Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 12, 2013. The entity has a business address of 40 East 52nd Street, New York, NY 10022. The entity has sole voting and disposition power for all shares reported as beneficially owned.

(7)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 14, 2013. The entity has a business address of 201 King of Prussia Road, Suite 600, Radnor, PA 19087. The entity has sole voting power for 2,052,444 shares.

(8)	Ms. Moore—includes 271,592 shares she owns directly, 142,163 restricted shares and 3,144 shares indirectly owned in Ms. Moore’s 401K plan.
(9)	Mr. Dominiak—includes 31,966 shares he owns directly and 54,571 restricted shares.
(10)	Ms. Myerson—includes 27,789 shares she owns directly and 2,061 restricted shares.
(11)	Mr. Fanwick—includes 28,329 shares he owns directly and 37,911 restricted shares.
(12)	Mr. Schissel—includes 11,786 shares he owns directly and 43,872 restricted shares.
(13)	Mr. Medeiros—includes 13,381 shares he owns directly and 2,061 restricted shares.
(14)	Mr. Lyons—includes 16,111 shares he owns directly and 2,559 restricted shares.
(15)	Mr. McGurk—includes 11,406 shares he owns directly and 1,848 restricted shares.
(16)	Mr. Reinert—includes 696 shares he owns directly, 32,236 restricted shares and 28 shares indirectly owned in Mr. Reinert’s 401K plan.
(17)	Mr. Robinson—includes 11,281 shares he owns directly, 3,000 shares owned in an irrevocable family trust and 2,061 restricted shares.
(18)	Mr. Sullivan—includes 14,076 shares he owns directly and 1,848 restricted shares.
(19)	Mr. Singleton—includes 11,064 shares he owns directly and 1,848 restricted shares.
(20)	Ms. Downey—includes 10,016 shares she owns directly and 1,848 restricted shares.
(21)	Mr. Pero—includes 7,971 shares he owns directly and 2,061 restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will describe the material components of our executive compensation program for the following “Named Executive Officers” or “NEOs,” whose compensation is set forth in the 2012 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	Constance B. Moore, President, Chief Executive Officer and Director;

•	John A. Schissel, Executive Vice President, Chief Financial Officer;

•	Stephen C. Dominiak, Executive Vice President, Chief Investment Officer;

•	Kerry Fanwick, Executive Vice President, General Counsel & Secretary; and

•	Scott A. Reinert, Executive Vice President, Property Operations (upon joining the company effective January 24, 2011);

We will also provide an overview of our executive compensation philosophy and our executive compensation program, including how the Compensation Committee of our Board of Directors arrives at specific compensation policies and decisions involving our NEOs.

Opportunity for Shareholder Feedback

The Compensation Committee carefully considers feedback from our shareholders regarding our executive compensation program. The annual advisory vote on our overall executive compensation policies and procedures provides shareholders with an opportunity to communicate their views on our executive compensation program every year.

You should read this section of the proxy statement in conjunction with the advisory vote we are conducting on the overall executive compensation policies and procedures employed by the Compensation Committee in setting the compensation of our named executive officers (See “Item No. 3—Advisory (Non-Binding) Vote on Executive Compensation.”) This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

At our 2012 shareholders meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. Over 99% of the votes cast on this “2012 say-on-pay vote” were voted in favor of the proposal. We have considered the 2012 say-on-pay vote and we believe that overwhelming support from our shareholders for the 2012 say-on-pay vote proposal indicates that our shareholders are supportive of our approach to executive compensation. Thus we have not made any material changes to our executive compensation philosophy in response to the 2012 say-on-pay vote. In the future, we will continue to consider the outcome of our annual say-on-pay votes when making compensation decisions regarding the named executive officers.

Executive Summary

We are a self-administered equity real estate investment trust, or REIT, focused on the development, acquisition and management of multifamily apartment communities primarily located in the major metropolitan markets of Southern and Northern California and Seattle, Washington. At December 31, 2012, our multifamily portfolio had real estate assets with a net book value of approximately $3.4 billion, which included: 74 wholly or majority owned stabilized multifamily communities, aggregating 21,160 apartment homes primarily located in California and Washington; eight stabilized multifamily communities owned through joint ventures comprised of 2,864 apartment homes; and seven apartment communities in various stages of planning and construction. We earn revenue and generate operating cash flow primarily by collecting monthly rent from our apartment residents. We have been a publicly traded company since our founding in 1970 and have paid 169 consecutive quarterly dividends to our shareholders since inception. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Business Highlights

Our 2012 results, when compared to 2011 and 2010 annual results, reflect the impact of improving fundamentals for the multifamily industry. We experienced same-store revenue growth in 2012 of 5.5% as compared to 3.4% growth in 2011 and a decline of 2.0% in 2010. Operating fundamentals, driven by low levels of new supply and an increase in propensity to rent, began to improve in 2010 and continued to strengthen throughout 2011 and 2012. Although unemployment levels following the severe recession that started in late 2007 remain elevated at 9.8% in California and 7.6% in Washington, we experienced job growth in our core markets in 2012 with the San Francisco Bay Area and Seattle markets benefiting the most from increased employment levels.

We remain committed to creating long-term value through a targeted development program, focused on core in-fill submarkets, appropriately sized for the balance sheet. We continue to make progress on building out our development pipeline with properties that are in some of the country’s premier locations. We expect that strategic asset sales will be the primary funding source for our remaining current construction funding commitments. During 2012, we disposed of three communities for combined net proceeds of $88 million and three communities owned through joint ventures that generated net proceeds of $27 million. We acquired two parcels of land for future development with a total purchase price of $22 million. We believe that a combination of a targeted development program focused on our core markets, along with the disposition of communities likely to experience slower revenue growth, will, over time, result in a higher quality portfolio with a stronger revenue growth profile.

We also remain committed to maintaining a strong financial position and balance sheet flexibility. Our leverage measured as a percentage of gross assets was 40% as of December 31, 2012. In January 2012, we replaced our $750 million revolving credit facility with a new $750 million revolving credit facility that expires in 2015. During 2012, we also exercised our right to redeem for cash all of the $35 million outstanding convertible notes.

We believe our communities are well-positioned to take advantage of the favorable demographic factors that are expected to produce continued revenue growth for apartment owners in the coming years. These factors include: (1) increases in overall population levels among the age cohort with the greatest tendency to rent (age 20 to 34 years old); (2) a greater propensity to rent among all age groups as a result of the psychology and financial impact on homeownership rates coming out of this past recession; and (3) low levels of new supply of apartment communities from development activities in the majority of our core markets.

2012 Compensation Highlights

In early 2012, the Compensation Committee considered a review conducted in 2011 by Towers Watson, our third party compensation consultant at the time, combined with our business accomplishments and contributions by our named executive officers in 2011, and took the following compensation actions for 2012:

•

Increased 2012 base salaries for Ms. Moore and Mr. Dominiak by $15,750 (3%) and $22,500 (6.2%) over 2011 levels, respectively. Maintained base salaries for 2012 at 2011 levels for Messrs. Schissel, Fanwick and Reinert.

•	Made annual cash incentive award payments with respect to 2011 performance consistent with our 2011 business results.

•	Increased 2012 annual cash incentive award target percentages by 5% of base salary.

•

Based on the recommendations of our third party compensation consultant, individual roles and responsibilities, contributions to the organization in 2011, and other factors, granted equity awards to the Named Executive Officers that vest over four years. Of these awards, 50% are service-based, vesting ratably over the four-year period following grant, and 50% are tied to performance goals based on total shareholder returns and other qualitative measures. Additional shares are reserved pursuant to the awards that may be granted if performance goals are exceeded. Any additional reserved shares earned will vest only if our shareholder return over the course of the performance period is positive, or becomes positive within three years following the performance date. We refer to the equity awards containing these components as Performance/Service Share Awards.

•	Awarded stock options that vest ratably over four years to each of the Named Executive Officers.

These actions are set forth in the following table:

	Base Salary			2011 Annual Cash Incentive		2012 Equity Awards (1)
	2011	Adj.	2012	Target	Payout (2)	Performance Based	Service Based	Options	Total
Constance B. Moore	$525,000	$15,750	$540,750	$630,000	$820,000	$1,020,544	$880,013	$470,317	$2,370,874
John A. Schissel	350,000	—	350,000	315,000	430,000	336,343	290,006	154,993	781,342
Stephen C. Dominiak	362,500	22,500	385,000	362,500	500,000	394,356	339,980	181,717	916,053
Kerry Fanwick	300,000	—	300,000	240,000	285,000	266,786	229,985	122,929	619,700
Scott A. Reinert	300,000	—	300,000	270,000	320,000	266,786	229,985	122,929	619,700

(1)	Reflects the grant date fair value of shares and options awarded to executives in January 2012, calculated pursuant to FASB ACS Topic 718 using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K.
(2)	Represents annual cash incentive bonus earned in 2011, paid in 2012.

Compensation Policies and Objectives

We are committed to a compensation philosophy that is performance based. The Compensation Committee believes that compensation paid to executives should be closely aligned with Company performance on both a short term and long term basis, should be linked to specific, measurable results intended to create value for shareholders, and should assist us in attracting and retaining key executives critical to our long term success. Each year the Compensation Committee reviews our compensation policies and objectives as well as our executive compensation plans and procedures, taking into account the outcome of the most recent shareholder advisory vote on executive compensation, and makes determinations it believes are necessary and appropriate in light of our compensation philosophy. In establishing the executive compensation program, the Compensation Committee has the following primary objectives:

•	Align shareholder and executive interests by maintaining strong links between the compensation of our executives and our corporate performance and shareholder returns;

•	Attract and retain highly qualified, highly motivated executives who are capable of leading the company effectively and contributing to its long-term success;

•	Reward long term career contributions to BRE;

•	Emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases;

•

Provide competitive compensation opportunities consistent with performance such that cash compensation approximates the peer group median and total compensation, including long-term incentives with a significant performance component, approximates the 75th percentile for total compensation of the peer group, provided that (i) there is a higher performance based component for long term incentives than the peer group, and (ii) performance goals are set at an appropriate level of performance relative to the pay opportunity;

•	Encourage a high performance and achievement-oriented environment throughout the organization; and

•	Provide a compensation program that does not create incentives for excessive risk taking.

Our compensation program is designed to reward executive officers on the basis of increasing shareholder returns and attaining corporate financial objectives, individual financial objectives, and qualitative performance objectives. Executive compensation is comprised of both cash and non-cash compensation, with a significant portion (up to, and sometimes greater than half) being paid in non-cash compensation to better align the interests of executives with those of our shareholders. Historically, at least half of this equity compensation has been performance based to reward success in attaining corporate, business unit and individual performance objectives. The other components have included: (i) service-based awards (included in the Performance/Service Share Awards) which vest ratably over specified periods; (ii) one-time and retention awards granted upon commencement of employment or as deemed appropriate following peer compensation analyses, which vest ratably and/or upon performance achievement over specified periods; and (iii) stock options, all of which vest ratably over specified periods. The compensation program is designed to provide an appropriate balance of financial and non-financial, individual and Company-wide, short-, medium-, and long-term performance targets. Our executive share ownership guidelines further align the interests of named executive officers with those of shareholders.

We believe long term service by executive officers benefits the Company and our shareholders, and we promote long term service by allocating a significant portion of our executive compensation to long term compensation in the form of share awards, such as the Performance/Service Share Awards and one-time/retention share awards, with multi-year, time and/or performance based vesting, and stock options that vest ratably over several years. We generally use four to five year vesting periods to reward long term career contributions to BRE; however, we understand that an appropriate balance of current and long term compensation must be paid in order to retain highly qualified executives. We believe the current combination of cash and equity compensation, and the allocation between current and long term compensation, meets the objectives of our compensation philosophy.

Determination of Compensation Awards, Compensation Benchmarking and Peer Group

Each year, the Compensation Committee reviews executive compensation, measuring our performance during the year against previously defined objectives. The internal review is performed as soon as practicable after year end. As Chief Executive Officer, Ms. Moore is charged with making recommendations regarding the compensation of the other executive officers. Ms. Moore makes her recommendations in reliance upon a number of factors, including but not limited to, data provided by a third party compensation consultant (see below for further discussion related to FPL Associates, the compensation consultant the Compensation Committee retained in 2012), executive performance, executive roles and responsibilities, contributions and relevant experience. Ms. Moore provides the Compensation Committee with her rationale for recommended compensation levels, including an explanation of any factors that might have caused her recommendations to fall above or below the compensation ranges presented by the compensation consultant. Meetings between each executive officer and the CEO take place at the beginning of each year, after the CEO meets with the Compensation Committee. At these meetings, the executive officer and CEO review the executive’s performance from the prior year and set objectives for the current year. With respect to the CEO, at the beginning of each year she participates in a meeting with the Chairman of the Board and the Chairman of the Compensation Committee to review her performance for the prior year and set objectives for the current year. Any equity awards are granted at the January meeting of the Compensation Committee when it completes the reviews of executive results relative to established targets and approves the final award amounts.

From 2008 through 2011, Towers Watson, a third party compensation consultant, was engaged by the Compensation Committee annually to analyze competitive pay levels and long-term incentive design for BRE’s top executives. After working with Towers Watson for several years, the Compensation Committee determined to obtain bids for this service from Towers Watson and other compensation consultants in 2012. The Compensation Committee determined that the proposal from FPL Associates L.P. (FPL) was most favorable to BRE from an economic and service standpoint. In early 2012, the Committee engaged FPL to examine executive and Board compensation and make recommendations for 2013 compensation. During their respective engagement periods both firms reviewed all elements of compensation for executive officers at BRE relative to current compensation practices and average compensation levels within two peer groups, an Asset-Based Peer Group (focusing on multifamily REITs) and a Size-Based Peer Group (consisting of comparable REITs to BRE in terms of market/total capitalization and/or geographic location.) FPL began their engagement with a new look at companies that would be most comparable to BRE for the benchmarking analysis, adding two multifamily REITs to the Aseet-Based Peer Group and narrowing the Size-Based Peer Group to fourteen companies. For the analysis performed by FPL in 2012, the Asset-Based Peer Group consisted of the following companies:

AIMCO	Essex Property Trust, Inc.
Associated Estates Realty Corporation *	Home Properties, Inc.
Avalon Bay Communities, Inc.	Mid-America Apartment Communities, Inc.
Camden Property Trust	Post Properties, Inc.
Colonial Properties Trust *	UDR, Inc.
Equity Residential

*	Company not included in 2011 and 2010 analyses

The Size-Based Peer Group for the analysis performed in 2012 consisted of the following companies:

Alexandria Real Estate Equities, Inc.	Highwoods Properties, Inc.
American Campus Communities, Inc.	Home Properties, Inc.
BioMed Realty Trust, Inc.	Liberty Property Trust
Brandywine Realty Trust	PS Business Parks, Inc.
Equity LifeStyle Properties, Inc.	Regency Centers Corporation
Equity One, Inc.	Washington Real Estate Investment Trust
Essex Property Trust, Inc.	Weingarten Realty Investors

The benchmarking studies included analysis of the overall compensation programs offered by members of these peer groups, including salary levels, annual bonuses paid, option and restricted share grants, types of performance criteria linked to restricted share grants, total compensation levels and other publicly available data. The studies also included consideration for length of service by other REIT executives. Prior to 2011, the Compensation Committee employed a philosophy of not establishing a specific target or range for BRE’s compensation package relative to our defined multifamily peer group or the identified non-multifamily companies. Rather, the Compensation Committee used the information to ensure that BRE remained generally competitive in retaining key executives. Beginning in 2011, the Compensation Committee aims to provide competitive compensation opportunities consistent with performance such that cash compensation would approximate the peer groups median and total compensation would approximate the 75th percentile for total compensation of the peer groups, provided that there is a higher performance based component for long term incentives than the peer groups, and performance goals are set at an appropriate level of performance relative to the pay opportunity.

FPL did not provide any other services to BRE during 2012 except as described above. Upon review of information provided by our directors and executive officers, management, in conjunction with our compensation consultant, has analyzed the new SEC rule regarding independence standards for compensation committees and disclosures of consultant conflicts and has determined BRE has no such conflicts.

Elements of Compensation

The key elements of our executive compensation program consist of fixed (base salary) and variable (incentive) compensation elements, including both annual and long term incentives. For the periods presented, our annual incentive compensation is paid in the form of a cash bonus and our long term incentive compensation consists of annual Performance/Service Share Awards, one-time or retention awards in the form of restricted stock, and annual stock option awards.

Base Salary

Base salary levels of our key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual, a comparison with compensation levels for comparable positions at the largest publicly traded multifamily REITs and other REITs named above, and the Compensation Committee’s desire to align compensation with the Company’s business objectives and to achieve a balance between fixed and incentive based cash compensation. While there are no formulaic increases to base salary required by the current overall compensation program, the Compensation Committee reviews base salaries each year to determine whether the salaries remain appropriate as well as competitive with the peer group and may make adjustments to salaries at its discretion.

Following annual review by third party compensation consultants of peer compensation programs and the Compensation Committee’s evaluation of each executive officer’s annual performance, the Compensation Committee determined to increase or maintain base salaries as follows:

Name	2010	2011	2012	2013
Constance B. Moore	$475,000	$525,000	$540,750	$550,000
John A. Schissel	290,000	350,000	350,000	350,000
Stephen C. Dominiak	362,500	362,500	385,000	385,000
Kerry Fanwick	300,000	300,000	300,000	300,000
Scott A. Reinert (1)	n/a	300,000	300,000	325,000

(1)	Mr. Reinert was hired as Executive Vice President, Operations effective January 24, 2011, with a starting base salary of $300,000.

Annual Cash Incentive

The annual cash incentive was designed to provide a short term (one year) incentive to executive officers with the potential target award based on a percentage of an executive’s base salary. Actual awards can range from zero to 256% of base salary. Target thresholds were determined for each executive as part of the overall compensation program, with maximum awards of two times the target percentages. For 2012, based on the Towers Watson analysis, the Compensation Committee determined to increase target percentages for each named executive officer by 5% of base salary. For 2013, based on the FPL analysis and the executive officers’ individual roles and responsibilities, the Compensation Committee determined to increase target percentages for the named executive officers by 0% to 5% of base salary. The following table provides the target awards for the executives for 2011, 2012 and 2013:

	Target as a % of Base Salary
	2011	2012	2013
Constance B. Moore	120%	125%	128%
John A. Schissel	90%	95%	100%
Stephen C. Dominiak	100%	105%	110%
Kerry Fanwick	80%	85%	85%
Scott A. Reinert	90%	95%	100%

The following table sets forth the target, threshold and maximum cash incentive established in January 2012 and the actual cash incentive award paid in January 2013 with respect to performance in 2012 for each of the named executive officers:

	Annual Cash Incentive Targets
Name	Minimum ($)	Target ($)	Maximum ($)	Actual Cash Incentive ($)
Constance B. Moore	0	674,250	1,348,500	654,000
John A. Schissel	0	332,500	665,000	328,000
Stephen C. Dominiak	0	404,250	808,500	393,000
Kerry Fanwick	0	255,000	510,000	240,000
Scott A. Reinert	0	285,000	570,000	277,000

The incentive awards paid in the first quarter of 2013 were based on the achievement of Company performance against established goals and a determination of each executive’s performance compared to specific personalized objectives agreed upon by the executive and the Compensation Committee at the start of the year. Target, minimum and maximum thresholds were set for each goal at the beginning of the year, and the portion of that component of the bonus earned was based on performance relative to those pre-determined thresholds. The specific objectives and metrics agreed to by the Compensation Committee and executives may vary from year to year, dependent upon Company plans, goals and the current phase within the overall strategic plan for any given year. With respect to the performance goals, named executive officers were to receive no payment for a component of the annual cash incentive unless the minimum performance level was achieved.

As more fully described below, there are multiple business unit and personal objectives for each executive within those categories, such that an executive officer may earn payout for one business or personal objective but not for another. The 2012 objectives and weightings were as follows:

Objective	Weighting
Core FFO(1)	50%
Total Shareholder Return vs. RMS (2)	5%
Total Shareholder Return vs. MF Peers (3)	15%
Business Unit / Personal Objectives (4)	30%

Total Target	100%

(1)	Core FFO is measured relative to budget and represents Funds from Operations excluding impairment and restructuring charges, debt extinguishment losses, capital (debt and equity) investment decisions and strategies, development gains, and the impact of any accounting rule changes adopted subsequent to establishment of targets. Funds from Operations is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

The target level of Core FFO changes from year to year and is dependent on a number of factors, including expectations surrounding the mix of internal and external earnings growth or shrinkage, general economic conditions, real estate fundamentals and other specific circumstances facing BRE in the coming year. For 2012, based on these expectations, the Compensation Committee established the target level for Core FFO per share at $2.38, based on an 11% increase above 2011 per share levels. Minimum and maximum Core FFO objectives were set below and above the target level – representing approximately 7% and 14% increases in Core FFO per share, respectively. Payout for this objective was at 125% of target for 2012.

(2)	Total Shareholder Return vs. RMS represents BRE stock price appreciation plus dividends paid to shareholders, and is measured relative to the MSCI US REIT Index (RMS). The targeted level of Total

Shareholder Return is set equal to the RMS total return, in alignment with BRE’s strategic plan and expectations regarding Company performance. Minimum and maximum objectives were set approximately 55 percent below and 25 percent above the target level, respectively. There was no payout for this objective for 2012.

(3)	Total Shareholder Return (TSR) vs. MF Peers represents BRE stock price appreciation plus dividends paid to shareholders, and is measured relative to the average TSR for our multifamily peer group. For 2012, this peer group included Apartment Investment and Management Company, AvalonBay Apartments, Colonial Properties Trust, Camden Property Trust, Essex Property Trust, Inc., Equity Residential, Home Properties, Inc., Mid-America Apartment Communities, Inc., Post Properties, Inc. and UDR, Inc. The targeted level of TSR was set at 105% of the average for our peer group. The minimum objective was set at 65% of the average, and maximum objective was to be the top performer. There was no payout for this objective for 2012.
(4)	Business unit and personal performance objectives are different for each of our executive officers, based on each executive officer’s varying job responsibilities. Many of the metrics reviewed are standard business objectives that are in place year over year, while certain of the metrics are non-routine items specific to the Company’s business plan for that year and may be specific to a particular executive. The CEO and/or Compensation Committee may place emphasis or weighting in one year on an area that the Company expects to be focusing upon in that upcoming year. Additionally, named executive officers may have similar or identical objectives that could be weighted differently in the composition of each of their overall awards. Such metrics are determined by the CEO and the Compensation Committee in January of each year.

With respect to Ms. Moore, 70% of her annual cash incentive was based on Core FFO, Total Shareholder Return vs. RMS and Total Shareholder Return vs. MF Peers, as described above. The remaining 30% component of her bonus was determined by reviewing a mix of both quantitative and qualitative business and personal objectives. Quantitative metrics included: maintaining balance sheet leverage in a range of 6.5 to 7.5 times debt to EBITDA on a weighted average basis for 2012 (we achieved leverage of 6.56 times for the year) and maintaining fixed charge coverage ratios including capitalized interest at or above 2.25X (we achieved 2.71X). Qualitative objectives reviewed included: determining the appropriate balance between opportunistic dispositions, debt and equity offerings; improving employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; ensuring all levels of management receive training; and working with executive officers on strategic initiatives. Ms. Moore earned 115% of this 30% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Schissel, 70% of his annual cash incentive was based on Core FFO, Total Shareholder Return vs. RMS and Total Shareholder Return vs. MF Peers. The remaining 30% component of his bonus was determined by reviewing qualitative business and personal objectives. These qualitative objectives included: continuing to work with executive management to develop succession plans for key roles within the Accounting & Finance department; improving employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; determining the right balance between opportunistic dispositions, debt and equity offerings; working with CEO and CIO on our investment strategy for 2013 and 2014; and working with the other executive officers on strategic initiatives. Mr. Schissel earned 120% of this 30% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Dominiak, 70% of his annual cash incentive was based on Core FFO, Total Shareholder Return vs. RMS and Total Shareholder Return vs. MF Peers. The remaining 30% component of his bonus was determined by reviewing qualitative business and personal objectives. These qualitative objectives included: determining the right balance between opportunistic dispositions, debt and equity offerings; exceptional execution of development currently under construction; working with CEO and CFO on our investment strategy for 2013 and 2014; working with the Real Estate Committee on information flow regarding pending investment opportunities; working with executive management to develop succession plans for key roles within the

Investment Group department; representing BRE in industry associations; improving employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; and working with the other executive officers on strategic initiatives. Mr. Dominiak earned 115% of this 30% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Fanwick, 70% of his annual cash incentive was based on Core FFO, Total Shareholder Return vs. RMS and Total Shareholder Return vs. MF Peers. The remaining 30% component of his bonus was determined by reviewing qualitative business and personal objectives. Such objectives included; maintaining a fully functional corporate secretary’s office with a focus on corporate governance; supporting all functions within the organization and effectively managing BRE’s litigation matters; creating a framework for record retention and maintenance of policies and procedures for the entire organization; standardizing more of BRE’s routine contracts to create more internal efficiencies and minimize corporate legal fees; working closely with internal audit to manage operational and legal risks; improving employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; and working with the other executive officers on strategic initiatives. Mr. Fanwick earned 105% of this 30% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Reinert, 70% of his annual cash incentive was based on Core FFO, Total Shareholder Return vs. RMS and Total Shareholder Return vs. MF Peers. The remaining 30% component of his bonus was determined by reviewing quantitative and qualitative business and personal objectives. Such objectives included: maintaining operating margins for same-store assets at 68.9% (we achieved 68.8%); effectively rolling out LRO, our revenue management tool; determining the right balance between opportunistic dispositions, debt and equity offerings; executing efficient rehabilitation activities; continuing to focus on operating excellence across the portfolio; working with executive management to develop succession plans for key roles within the Property Operations department; improving employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; and working with other executive officers on strategic initiatives. Mr. Reinert earned 115% of this 30% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

The Compensation Committee has responsibility for reviewing and approving the computation of the annual cash incentive bonuses earned by the named executive officers.

The Summary Compensation Table on page 30 shows the cash incentive bonuses paid to the named executive officers in the first quarter of 2013 based on performance in 2012. Payouts for 2012 ranged from 80% to 121% of executive base salaries, which represented 94% to 98% of target.

Long-Term Awards—Performance/ Service Share Awards—2008 through 2012

The philosophy and approach of the Compensation Committee has been refined over the past several years in a continuing effort to create an executive compensation program designed to attract and retain key executives. The program continues to evolve through the refinement of the mix of elements of compensation, the balance between short-term and long-term incentives, and the use of performance metrics the Compensation Committee believes are appropriately aligned with shareholder interests. The Compensation Committee established time-based vesting and performance criteria for the 2008 through 2012 annual grants that correspond with BRE’s performance measures at the time of grant and shareholders’ interests.

In January 2008, based on their individual roles and responsibilities, their contributions to the organization during 2007, and other considerations, the Compensation Committee determined to grant Performance/Service Share Awards to the named executive officers that would vest over four years, with 60% tied to performance metrics that correspond directly with BRE’s five year plan presented to the Board in December 2007, and 40% vesting ratably over the four-year period, subject to continuous service with BRE. The Compensation Committee determined to establish the performance period for the 2008 grant at four years based on Towers Watson data showing market vesting terms for long-term compensation as three to four years. In determining the size of this grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 11,846 and 7,774 restricted shares to Ms. Moore and Mr. Fanwick, respectively. Additional reserved shares could have been awarded at the end of the performance period if the performance metrics were exceeded. The performance component of the 2008 Performance/Service Share Award vested in January 2012. The actual amount earned was approximately 89.6% of target, or 7,661 shares for Ms. Moore and 5,028 shares for Mr. Fanwick. When combined with the service component of these awards, Ms. Moore and Mr. Fanwick earned a total of 12,399 and 8,138 shares, respectively.

Similar grants were awarded to the named executive officers in January 2009, based on their individual roles and responsiblities, Towers Watson recommendations and other considerations. In determining the size of the 2009 Performance/Service Share Awards, the Compensation Committee relied upon the updated recommendations of Towers Watson. The Compensation Committee granted 53,030, 27,462, and 18,939 Performance/Service Share Awards to Ms. Moore, Mr. Dominiak and Mr. Fanwick, respectively. Additional reserved shares could have been awarded at the end of the performance period if the performance metrics were exceeded. The value of the awards granted was intended to represent approximately 95% to 134% of the sum of individual 2008 base salaries and annual cash incentive targets. The performance component of the 2009 Performance/Service Share Award vested in January 2013. The actual amount earned was approximately 95% of target, or 30,320 shares for Ms. Moore, 15,701 shares for Mr. Dominiak, and 10,829 shares for Mr. Fanwick. When combined with the service component of these awards, Ms. Moore, Mr. Dominiak, and Mr. Fanwick earned a total of 51,532, 26,686, and 18,404 shares, respectively. Pursuant to the agreement, dividends were not paid with respect to the performance component of the awards during the performance period. Ms. Moore, Mr. Dominak and Mr. Fanwick received an additional 5,404, 2,798 and 1,930, shares, respectively, at the final vesting date representing dividend shares earned during the performance period.

In January 2010, based on the results of the Towers Watson analysis, individual roles and responsibilities, and contributions to the organization in 2009 (and in the case of Mr. Schissel, in connection with his commencing employment), the Compensation Committee determined to grant Performance/Service Share Awards to each of the named executive officers in amounts representing 80% of the total value of the equity awards to be granted in 2010, with the remaining 20% awarded in the form of option grants more fully described in Long-Term Awards-Stock Options below. The 2010 Performance/Service Share Awards vest over four years, with 50% tied to performance goals based on shareholder returns and economic value added, and 50% vesting ratably over the four-year period. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. The Compensation Committee determined to balance the weighting equally between performance and service-based vesting, taking into consideration Towers Watson data showing the market trends for long-term equity compensation in BRE’s peer groups as more heavily weighted toward service-based restricted stock than performance awards and the fact that 20% of the value of the equity awards was in the form of options. In determining the size of the grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 33,878, 12,632, 17,544, and 13,068 restricted shares to Ms. Moore, Mr. Schissel, Mr. Dominiak, and Mr. Fanwick, respectively. The total value of the equity awards granted (including the options) was intended to represent approximately 100% to 134% of the sum of individual 2009 base salaries and annual cash incentive targets.

In January 2011, based on the results of the Towers Watson analysis, individual roles and responsibilities, contributions to the organization in 2010, and other factors, the Compensation Committee determined to grant Performance/Service Share Awards to each of the named executive officers representing 80% of the total value of equity awards to be granted in 2011, with the remaining 20% awarded in the form of option grants more fully described in Long-Term Awards-Stock Options below. The 2011 Performance/Service Share Awards vest over four years, with 50% tied to performance goals based on shareholder returns and other qualitative measures, and 50% vesting ratably over the four-year period subject to continuous service with BRE. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. In determining the size of the grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 28,106, 9,466, 13,146, and 9,792 restricted shares to Ms. Moore, Mr. Schissel, Mr. Dominiak, and Mr. Fanwick, respectively. The total value of the equity awards granted (including the options) was intended to represent approximately 75% to 148% of the sum of individual 2010 base salaries and annual cash incentive targets.

In January 2012, based on the results of the Towers Watson analysis, individual roles and responsibilities, contributions to the organization in 2011, and other factors, the Compensation Committee determined to grant Performance/Service Share Awards to each of the named executive officers representing 80% of the value of equity awards to be granted in 2012 with the remaining 20% awarded in the form of option grants more fully described in Long-Term Awards-Stock Options below. The 2012 Performance/Service Share Awards vest over four years, with 50% tied to performance goals based on total shareholder returns and other qualitative measures, and 50% vesting ratably over the four-year period subject to continuous service with BRE. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. Any additional reserved shares earned will vest only if our shareholder return over the course of the performance period is positive, or becomes positive within three years following the performance date. In determining the size of the grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 34,162, 11,258, 13,198, 8,928 and 8,928 shares to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Mr. Reinert, respectively. The total value of the equity awards granted (including the options) was intended to represent approximately 100% to 190% of the sum of individual 2011 base salaries and annual cash incentive targets.

Please see below for further information on the performance metrics and vesting schedule for each of these grants.

The 2012, 2011 and 2010 Performance/Service Share Awards granted vest 50% at the end of four years based on pre-defined performance criteria, and 50% ratably over the four year period subject to continuous employment with us. The 2009 and 2008 Performance/Service Share Awards granted vest 60% at the end of four years based on pre-defined performance criteria, and 40% ratably over the four-year period subject to continuous employment with us. The performance criteria linked to the vesting of the performance share components are comprised of target levels for the following metrics:

2012 and 2011 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	45%	75%	100%	120%
Relative TSR vs. Peer Group (2)	40%	65%	105%	Highest of Peers
Other qualitative performance (3)	15%	0%	—	200%

2010 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	35%	75%	100%	120%
Relative TSR vs. Peer Group (2)	15%	65%	105%	Highest of Peers
EVA Spread (4)	50%	+50 basis points	+100 basis points	+150 basis points

2009 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	35%	75%	100%	120%
Relative TSR vs. Peer Group (2)	15%	65%	105%	Top Performer
EVA Spread (4)	50%	+100 basis points	+150 basis points	+200 basis points

2008 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Absolute Core FFO Growth (5)	33%	7.75%	9.66%	11.60%
Relative TSR vs. RMS (1)	33%	80%	100%	120%
EVA Spread (4)	34%	+125 basis points	+200 basis points	+250 basis points

(1)	Relative TSR vs. RMS is defined as the percentage that our total shareholder return during the performance period bears to the total return of the MSCI US REIT Index (RMS) during the performance period.
(2)	For 2009 through 2011, Relative TSR vs. Peer Group is defined as the percentage that our total shareholder return during the performance period bears to the total return of the five most comparable REITs to BRE identified at the time of grant: Avalon Bay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential and UDR, Inc., provided that, if the stock of any one or more of such entities is no longer publicly traded during the performance period, then such entity or entities will be dropped from the peer group. For 2012, Relative TSR vs. Peer Group is defined as the percentile percentage that of our total shareholder return during the performance period bears to the total return of the ten most comparable REITs to BRE identified at the time of grant: Apartment Investment and Management Co., AvalonBay Communities, Inc., Camden Property Trust, Colonial Properties Trust, Inc., Essex Property Trust, Equity Residential, Home Properties, Inc., Mid America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc., provided that, if the stock of any one or more of such entities is no longer publicly traded during the performance period, then such entity or entities will be dropped from the peer group.
(3)	For the 2012 and 2011 grants, up to 15% of the performance vesting component of the Performance/Service Share Awards will be earned based upon an evaluation by the Compensation Committee of BRE’s performance in completing and/or carrying out our business plan, flexibility in decision making and maintenance of the opportunity to be flexible, portfolio management, balance sheet management, focus on organizational objectives, progress on initiatives and such other aspects as the Compensation Committee may decide. This separate set of performance shares will vest in an amount equal to a percentage between 0% and 200%.
(4)	EVA Spread is defined as the amount by which our performance period return on invested capital exceeds our performance period weighted average cost of capital.
(5)	Absolute Core FFO Growth is defined as the compounded average growth rate in Core FFO per share of our Common Stock during the performance period, expressed as a percentage. Core FFO is measured relative to budget and represents Funds from Operations excluding non-routine income and expense items, and the impact of any accounting rule changes adopted subsequent to establishment of targets. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

The Compensation Committee has sole responsibility for determining the computation of the number of shares that ultimately vest. For the 2008 through 2011 awards, the Compensation Committee also reserves the right, exercisable at its sole discretion, to accelerate the vesting of all or any portion of any unvested shares. The shares granted represent target performance. In addition, pursuant to the Performance/Service Share Awards, supplemental shares are reserved for issuance to the named executive officers in the event target level performance is exceeded. If the performance metrics fall short of the threshold level, the shares that are performance based will not vest. If the performance metrics are greater than or equal to the threshold level, the performance based shares will vest and be awarded as determined by a formula provided in the performance stock award agreements, with a maximum award of 200% of target. For the 2012 awards, any supplemental reserved shares earned will vest and be awarded only if our shareholder return over the course of the performance period is positive, or becomes positive within three years following the performance date. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the performance period, the named executive officers receive a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2008 through 2012 grants.

The Compensation Committee reviews this element of compensation annually to confirm that the long term award program is in line with the peer group and consistent with our compensation objectives.

Long Term Awards—One-Time and Retention Grants—2008, 2009, 2010 and 2011

In January 2011, the Compensation Committee awarded Mr. Reinert a grant of restricted shares valued at $350,000 in connection with commencement of his employment. This award vests on January 24, 2014, subject to continuous employment with us. In February 2010, the Compensation Committee awarded Mr. Schissel a grant of restricted shares valued at $350,000 in connection with commencement of his employment. This award vested on February 1, 2013. In October 2008, the Compensation Committee awarded Mr. Dominiak a grant of restricted shares valued at $500,000 in connection with his employment agreement. The award vested annually over a three-year service period, with 25% vesting one year after commencement of employment, 25% vesting after year two, and the remaining 50% vesting upon three years of service. In January 2008, the Compensation Committee awarded Mr. Fanwick a one-time grant of restricted shares valued at $300,000 in connection with his employment. The award cliff vested in January 2011.

In January 2009, the Compensation Committee reviewed the anticipated payout values of long term awards granted over the past several years and the level of performance vesting conditions present in outstanding BRE awards relative to market norms. According to projections, the earlier grants were not expected to deliver the values originally anticipated by the Compensation Committee, and the existing grants were more performance oriented than the long-term incentive programs at many REITs. Because these earlier grants were designed with the intent of retaining key executives, the Compensation Committee determined to grant a one-time retention award of shares to Ms. Moore with vesting based on both service and performance. In determining the size of the January 2009 retention grant, the Compensation Committee relied upon the recommendations of Towers Watson. Vesting of the shares is as follows: 50% of the shares cliff vested after two years of additional service, 25% cliff vest after five years of additional service, and 25% were performance based with vesting at the end of three years based on the business objectives during 2009, 2010 and 2011. The final award could not exceed 100% of the shares granted. Ms. Moore earned 100% of these performance based awards in January 2012, or 14,205 shares.

Long-Term Awards—Stock Options

No options or SARs were granted to executive officers from 2005 through 2009. In January 2010, in connection with the end of a five-year compensation program established in 2005 and consistent with actions prevalent in both peer groups, the Compensation Committee determined to renew the use of stock options as a form of long-term incentive compensation. On January 26, 2012, the Compensation Committee granted 32,593,

10,741, 12,593, 8,519, and 8,519 stock options to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Mr. Reinert, respectively. The Black Scholes value of the awards granted represents approximately 20% of the value of equity awards granted to named executive officers in January 2012. The remaining 80% was awarded in the form of Performance/Service Share Awards described above. The 2012 options vest ratably over four years subject to continued employment with us. In determining the size of the option grants, the Compensation Committee relied upon the recommendations of Towers Watson.

Stock options are granted as soon as practicable after year end, once the Compensation Committee is able to review the recommendations of our compensation consultant and make determinations regarding individual performance and contributions during the prior year. All stock options are granted on the date the Compensation Committee approves the level of grant to be made. This meeting is typically held at the end of January every year. In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted is equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of our Common Stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by BRE in any year with respect to certain of our named executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. BRE’s 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer’s vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although the Compensation Committee considers the anticipated tax treatment of compensation paid to our named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.

The tax impact of any compensation arrangement is only one of the factors considered when reviewing the named executive officers’ compensation in light of our overall compensation policy and objectives. The Compensation Committee considers the federal income tax deductibility of compensation paid to the named executive officers while retaining the flexibility it considers necessary in compensating executive officers in a manner designed to promote varying corporate goals, including retaining and incentivizing the executives. For example, the Compensation Committee may determine to award compensation to the named executive officers that is not fully tax deductible where these awards are consistent with our compensation philosophy and objectives and when, due to our structure as a REIT, the loss of the deduction is not significant enough to outweigh these other factors.

Section 4999 and Section 280G of the Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control and that we or our successors could lose an income tax deduction with respect to the payments subject to these excise taxes. We have not entered into any agreements with any executives that provide for a tax “gross up” or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Post-Termination Compensation

Each of the named executive officers has an employment agreement with us whereby they will be paid certain amounts in the event of termination, as described in “Other Potential Post-Employment Payments” beginning on page 34. The terms and payout levels of the termination and change-in-control payment arrangements are largely consistent with those provided to similarly situated executives at companies in the peer groups, and fit within the Compensation Committee’s overall compensation objectives described above. While the Compensation Committee has implemented acceleration rights for equity awards under a change in control, it has made a decision to have a “best net” payment rather than gross-up to the executive to cover excise taxes that may apply in the event of a change in control. Under a “best net” policy, in the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executives, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis. The Compensation Committee believes the “best net” arrangement best serves the interests of shareholders by allowing our severance package to be competitive with our peers, while limiting the potential tax consequences to BRE in certain circumstances. The change-in-control payment arrangements did not affect decisions made regarding the other compensation elements. All of the employment agreements with named executive officers were amended in December 2008 to comply with Section 409A of the Code.

Other Elements of Compensation

BRE has a 401(k) defined contribution retirement plan covering all employees with more than two months of continuous full-time employment. BRE’s Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under the retirement plan, participating employees (including the named executive officers) may contribute up to 50% of their compensation, but not exceeding the amount allowed under applicable tax laws ($17,000 in calendar 2012.) Participants over fifty years of age may contribute an additional $5,500 per year. In addition to employee elective deferrals, BRE matches 75% of the first 4% of the employee’s contributions, up to $7,350 per employee. All employees of BRE with two months of service are eligible to participate in the Retirement Plan. BRE’s contributions on behalf of employees who have been employed with us (including prior service for certain entities acquired by BRE) for at least five years are fully vested, with a pro rata portion vesting over each of the first five years of employment with us.

BRE also has a non-qualified deferred compensation plan whereby officers may defer up to 50% of their salary and bonus per year. BRE does not match any of these employee contributions. There were no earnings on non-qualified deferred compensation that were above-market or preferential. BRE does not have a pension plan.

BRE offers life insurance policies on behalf of its senior vice presidents and executive officers that upon death would pay an amount equal to one year’s base salary.

BRE does not offer any other elements of compensation or perquisites to its executives or directors.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to BRE’s Chief Executive Officer and the other Named Executive Officers for the years ended December 31, 2012, 2011, and 2010.

		Annual Compensation	Long-Term Compensation Award
Name and Principal Position	Year	Salary($)	Restricted Stock Awards ($)(1)	Option/ SAR Awards ($)(2)	Non Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)(6)	Total Compensation ($)
Constance B. Moore	2012	$540,750	$1,900,557	$470,317	$654,000	$93,119	$3,658,743
President and Chief Executive Officer	2011	525,000	1,401,340	350,946	820,000	86,478	3,183,764
	2010	475,000	1,218,001	298,280	712,500	124,098	2,827,879

John A. Schissel	2012	$350,000	$626,349	$154,993	$328,000	$43,714	$1,503,056
Executive Vice President, Chief Financial Officer	2011	350,000	471,967	118,195	430,000	38,159	1,408,321
	2010	290,000	804,148	111,213	350,000	57,506	1,612,867

Stephen C. Dominiak	2012	$385,000	$734,336	$181,717	$393,000	$29,339	$1,723,392
Executive Vice President, Chief Investment Officer	2011	362,500	655,448	164,149	500,000	37,184	1,719,281
	2010	362,500	630,755	154,469	550,000	49,448	1,747,172

Kerry Fanwick	2012	$300,000	$496,771	$122,929	$240,000	$29,267	$1,188,967
Executive Vice President, General Counsel & Secretary	2011	300,000	488,221	122,272	285,000	30,181	1,225,674
	2010	300,000	469,830	115,049	250,000	39,357	1,174,236

Scott A. Reinert	2012	$300,000	$496,771	$122,929	$277,000	$27,281	$1,223,981
Executive Vice President, Property Operations (7)	2011	276,923	350,004	—	320,000	26,840	973,767

(1)	Reflects the grant date fair value of shares awarded to executives each year. The grant date fair value of restricted share awards is calculated pursuant to FASB ACS Topic 718 using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K. The terms of the 2012 awards are described below under “Performance/Service Share Awards Granted During 2012.”
(2)	Reflects the grant date fair value of options/SARs awarded in each year. The grant date fair value of option/SAR awards is calculated pursuant to FASB ACS Topic 718, using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K.
(3)	Represents annual cash incentive bonuses. Bonuses disclosed represent annual cash incentive bonuses earned by the executive during the year reported, but paid in the first quarter of the following year.
(4)	Includes matching contributions to BRE’s defined contribution retirement plan (401(k) Plan) made by BRE on behalf of the named executive officers. Matching contributions were a maximum of $7,500 for 2012 and $7,350 in 2011 and 2010. Other than the 401(k) Plan, there is no other company contribution for deferred compensation or retirement programs. Also includes life insurance premiums paid on behalf of Messrs. Schissel, Dominak, Fanwick and Reinert in the amounts of $540, $603, $1,290 and $690, respectively, for 2012.
(5)	For all executive officers, also includes dividends paid on restricted shares for each year reported. Ms. Moore earned $85,619, $79,128, and $116,748 of dividend income on restricted shares outstanding for 2012, 2011, and 2010, respectively. Mr. Schissel earned $35,674, $30,449, and $25,718 of dividend income on restricted shares outstanding for 2012, 2011 and 2010, respectively. Mr. Dominiak earned $28,736, $36,621, and $41,383 of dividend income on restricted shares outstanding for 2012, 2011, and 2010, respectively. Mr. Fanwick earned $20,477, $21,541, and $31,317 of dividend income on restricted shares outstanding for 2012, 2011, and 2010, respectively. Mr. Reinert earned $19,091 and $11,900 of dividend income on restricted shares outstanding for 2012 and 2011, respectively.
(6)	For Mr. Reinert, also includes a $7,500 moving allowance for 2011. For Mr. Dominak, includes a $7,500 moving allowance for 2010. For Mr. Schissel, also includes housing allowance totaling $31,500 for 2010.
(7)	Mr. Reinert was appointed Executive Vice President, Operations effective January 24, 2011. 2011 compensation reflects his partial service that year. Mr. Reinert was compensated based on an annual salary of $300,000.

Grants of Plan-Based Awards for 2012

The following table sets forth the following plan-based awards granted in 2012: (i) minimum, target and maximum payouts under the annual cash incentive bonuses for 2012, described above on page 20; (ii) minimum, target and maximum number of shares to be awarded under performance shares granted in January 2012, described above on page 23; and (iii) stock options awarded in January 2012.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:		Grant Date Fair Value of Stock and Option Awards ($) (2)
Name		Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Constance B. Moore	n/a	—	674,250	1,348,500	—	—	—	—	—	—	—
	1/25/2012	—	—	—	8,540	17,081	34,162	—	—	—	$1,020,544
	1/25/2012	—	—	—	—	—	—	17,081	—	—	$880,013
	1/25/2012	—	—	—	—	—	—	—	32,593	$51.52	$470,317
John A. Schissel	n/a	—	332,500	665,000	—	—	—	—	—	—	—
	1/25/2012	—	—	—	2,814	5,629	11,258	—	—	—	$336,343
	1/25/2012	—	—	—	—	—	—	5,629	—	—	$290,006
	1/25/2012	—	—	—	—	—	—	—	10,741	$51.52	$154,993
Stephen C. Dominiak	n/a	—	404,250	808,500	—	—	—	—	—	—	—
	1/25/2012	—	—	—	3,299	6,599	13,198	—	—	—	$394,356
	1/25/2012	—	—	—	—	—	—	6,599			$339,980
	1/25/2012	—	—	—	—	—	—	—	12,593	$51.52	$181,717
Kerry Fanwick	n/a	—	255,000	510,000	—	—	—	—	—	—	—
	1/25/2012	—	—	—	2,232	4,464	8,928	—	—	—	$266,786
	1/25/2012	—	—	—	—	—	—	4,464	—	—	$229,985
	1/25/2012	—	—	—	—	—	—	—	8,519	$51.52	$122,929
Scott A. Reinert	n/a	—	285,000	570,000	—	—	—	—	—	—	—
	1/25/2012	—	—	—	2,232	4,464	8,928	—	—	—	$266,786
	1/25/2012	—	—	—	—	—	—	4,464	—	—	$229,985
	1/25/2012	—	—	—	—	—	—	—	8,519	$51.52	$122,929

(1)	Estimated payouts for 2012 under the annual cash incentive bonus described above on page 20. Actual payments received by these named executive officers for 2012 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Represents the full grant date fair value of the awards determined in accordance with FASB ACS Topic 718. The valuation assumptions used in the determining these amounts are described in the footnotes to our financial statements included in our Annual Report on Form 10-K.

Performance/Service Share Awards Granted During 2012

As described above, the Compensation Committee reviews each element of compensation annually. The Compensation Committee determined to grant Performance/Service Share Awards to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Mr. Reinert in January 2012 based on the results of a compensation consultant analysis, their individual roles and responsibilities, their contributions to the organization during 2011, and other factors. Of the awards, 50% vest based on the achievement of performance metrics, and 50% vest ratably over the four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance share component at the end of the fourth year include relative total shareholder return versus both the RMS and BRE’s peer group as defined above (85%), and other qualitative performance (15%). The shares granted represent target performance, as defined in the agreements. In addition, the Performance/Service Share Awards for the named executive officers contain an additional reserved performance share component whereby shares are issued to the named executive officers in the event target level performance is exceeded. Any additional reserved shares earned will vest only if our shareholder return over the course of the performance period is positive, or becomes positive within three years following the performance date. Dividends will be paid quarterly on the time vested shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, the named executive officers accrue restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2012 grants.

Outstanding Equity Awards at December 31, 2012

The following table sets forth: (i) the total number of all outstanding unexercised options held by the named executive officers at the end of 2012; (ii) the exercise price of all such unexercised options; (iii) the option expiration date of all such unexercised options; (iv) the total number of restricted shares with time-based vesting held by the named executive officers at the end of 2012 (service component of Performance/Service Share Awards, one-time and retention awards); (v) the market value of such restricted shares based on the closing share price of BRE Common Stock on December 31, 2012; (vi) the total number of restricted shares awarded to the named executive officer under an equity incentive plan that have not yet been earned (performance component of Performance/Service Share Awards); and (vii) the market value of such unearned incentive shares based on the closing share price of BRE Common Stock on December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constance B. Moore	—	—		—	—	58,161	(1)	$2,956,324	77,329	(2)	$3,930,633
	75,000	—		$32.45	1/22/2014	—		—	—		—
	17,926	17,925	(3)	$33.06	1/27/2020	—		—	—		—
	7,210	21,627	(4)	$44.12	1/26/2021	—		—	—		—
	—	32,593	(5)	$51.52	1/25/2022	—		—	—		—
John A. Schissel	—	—		—	—	24,010	(6)	$1,220,428	15,834	(7)	$804,842
	6,684	6,683	(3)	$33.06	1/27/2020	—		—	—		—
	2,428	7,284	(4)	$44.12	1/26/2021	—		—	—		—
	—	10,741	(5)	$51.52	1/25/2022	—		—	—		—
Stephen C. Dominiak	—	—		—	—	19,651	(8)	$998,860	37,431	(9)	$1,902,618
	9,283	9,283	(3)	$33.06	1/27/2020	—		—	—		—
	3,372	10,116	(4)	$44.12	1/26/2021	—		—	—		—
	—	12,593	(5)	$51.52	1/25/2022	—		—	—		—
Kerry Fanwick	—	—		—	—	13,967	(10)	$709,943	26,587	(11)	$1,351,417
	6,914	6,914	(3)	$33.06	1/27/2020	—		—	—		—
	2,512	7,535	(4)	$44.12	1/26/2021	—		—	—		—
	—	8,519	(5)	$51.52	1/25/2022	—		—	—		—
Scott A. Reinert	—	—		—	—	13,067	(12)	$664,196	3,794	(13)	192,849
	—	8,519	(5)	$51.52	1/25/2022	—		—	—		—

The market value of BRE’s Common Stock at December 30, 2012 was $50.83 per share.

(1)	These shares vest as follows: 31,526 vested in January of 2013, 12,018 vest in January of 2014, 7,783 vest in January of 2015 and 6,834 vest in January of 2016.
(2)	Awards cliff vest based on performance, if target performance levels are achieved 31,818 shares vested on January 29, 2013; 16,939 shares vest on January 27, 2014; 14,053 shares vest on January 26, 2015; and 14,519 shares vest on January 25, 2016.
(3)	These options vest ratably over four years from grant date, or January 27, 2010. The unexercisable options disclosed vest in two equal parts on January 27, 2013 and 2014.
(4)	These options vest ratably over four years from grant date, or January 26, 2011. The unexercisable options disclosed vest in three equal parts on January 26, 2013, 2014 and 2015.
(5)	These options vest ratably over four years from grant date, or January 25, 2012. The unexercisable options disclosed vest in four equal parts on January 25, 2013, 2014, 2015 and 2016.
(6)	These shares vest as follows: 14,999 vested in January of 2013, 4,170 vest in January of 2014, 2,591 vest in January of 2015 and 2,250 vest in January of 2016.

(7)	Awards cliff vest based on performance, if target performance levels are achieved: 6,316 shares cliff vest on January 27, 2014; 4,733 shares cliff vest on January 26, 2015; and 4,785 shares cliff vest on January 25, 2016.
(8)	These shares vest as follows: 8,232 vested in January of 2013, 5,486 vest in January of 2014, 3,293 vest in January of 2015 and 2,640 vest in January of 2016.
(9)	Awards cliff vest based on performance, if target performance levels are achieved: 16,477 shares vested on January 29, 2013; 8,772 shares cliff vest on January 27, 2014; 6,573 shares cliff vest on January 26, 2015; and 5,609 shares cliff vest on January 25, 2016.
(10)	These shares vest as follows: 5,867 vested in January of 2013, 3,974 vest in January of 2014, 2,340 vest in January of 2015 and 1,786 vest in January of 2016.
(11)	Awards cliff vest based on performance, if target performance levels are achieved: 11,363 shares vested on January 28, 2013; 6,534 shares vest on January 27, 2014; 4,896 shares vest on January 26, 2015; and 3,794 shares vest on January 25, 2016.
(12)	These shares vest as follows: 1,116 vested in January of 2013, 9,049 vest in January of 2014, 1,116 vest in January of 2015 and 1,786 vest in January of 2016.
(13)	Awards cliff vest based on performance, if target performance levels are achieved, on January 25, 2016.

Option Exercises and Stock Vested in 2012

The following table sets forth, for each of the named executive officers: (i) the number of shares acquired upon exercise of options during 2012; (ii) the value realized upon such exercise, calculated by subtracting the total exercise price from the market value of BRE stock on the date of exercise; (iii) the number of shares acquired upon vesting of restricted stock during 2012; and (iv) the value realized upon such vesting, based on the market value of BRE stock on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Constance B. Moore	75,000	$1,425,145	38,192	$1,986,923
John A. Schissel	—	—	2,763	143,960
Stephen C. Dominiak	—	—	6,584	343,505
Kerry Fanwick	—	—	10,556	546,060
Scott A. Reinert	—	—	—	—

Post-Employment Compensation

Pension Benefits

BRE does not have a defined benefit pension plan. However, as described above, named executive officers are eligible to participate in our 401(k) plan.

Nonqualified Deferred Compensation

BRE has a defined contribution, non-qualified deferred compensation plan, under which directors and above may contribute up to 50% of their annual salary and bonus. BRE does not match these contributions. The performance of investments in the nonqualified deferred compensation plan will mirror the investment performance of mutual funds. Contributions are determined by executive election and reflect a percentage of their salary or bonus that they elect to defer and contribute to this plan. Employee contributions are made to funds that match those available in the Company’s 401(k) plan. The measures for calculating interest or other plan earnings are determined by the third party plan administrator and relate directly to appreciation of the related mutual funds. Earnings will vary by individual based on the mix of mutual funds selected by each employee. Distributions from the plan will generally be made upon the participant’s termination of employment with us or on other designated distribution dates. None of the named executive officers currently participate in this plan.

Other Potential Post-Employment Payments

Each of the named executive officers has an employment agreement with BRE whereby each will be paid a certain amount in the event of termination under specified circumstances.

Voluntary Termination/ Termination for Cause/ Retirement

In the event of voluntary termination by an executive or termination by BRE for cause (which does not occur within 12 months following a change in control), BRE will not be obligated to provide the terminating executives with any compensation or other benefits after the date of termination.

Vested options will be exercisable for a period of 90 days following termination and will expire at the end of that period, unless the executive’s termination relates to retirement as defined in the 1999 BRE Stock Incentive Plan. In the case of retirement at age 55 or higher, executives will have 12 months to exercise any options that were vested at the retirement date. If the sum of the executive’s age and years of service is greater than or equal to 65, the executive gives at least 12 months’ advance written notice, and the executive’s age is not less than 55, a percentage of then unvested options will become vested upon retirement and such vested options will remain outstanding until the expiration of the original option term. The percentage that will vest increases with age as follows, pro rated if retirement is between the listed ages:

Age at Retirement	Percentage of unvested options that will vest upon Retirement
55	0%
56	20%
57	40%
58	60%
59	80%
60 and higher	100%

Additionally, upon retirement the 2009 through 2012 Performance/Service Share Awards would vest using the most recent quarter ended prior to retirement as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. Additionally, with respect to both the service and performance based awards granted in 2012, an additional percentage of the unvested shares will vest if the same retirement conditions described above are met, in the same percentage as indicated in the table and, for the performance awards, in the percentage determined based upon performance through the quarter prior to retirement. A pro rata portion of the retention shares awarded to Ms. Moore in January 2009 would also vest. The restricted shares awarded to Mr. Reinert would fully vest.

Death or Disability

In the event of termination upon death or disability, the executive will be paid a lump sum amount equal to the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis through the date of death or disability.

The executive (or his or her beneficiary in the event of the executive’s death) will have 12 months to exercise options that were vested at the date of termination. If such death or disability occurs within 12 months after a change in control, the named executive will also receive a lump sum payment equal to the estimated annual bonus such officer would have earned for the fiscal year in question, calculated on a pro-rated basis.

Additionally, a number of the unvested 2012, 2011 and 2010 Performance/Service Share Awards would vest using the most recent quarter ended prior to termination due to death or disability as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. A pro rata portion of the retention shares awarded to Ms. Moore in 2009 would also vest. With respect to the restricted shares awarded to Mr. Reinert, one-third of the shares would vest if death or disability occurred within one year of the grant date, two-thirds would vest if death or disability occurred between the first and second anniversary of the grant date, and 100% would vest upon death or disability two years or more after the grant date.

Termination by BRE Other than for Good Cause

In the event of termination by BRE other than for good cause (which does not occur within 12 months following a change in control), the executive will be paid a lump sum payment equal to the sum of: (i) the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis to the termination date; (ii) his or her then annual base salary; plus (iii) the average of his or her annual bonus earned for the preceding two years. If the executive terminates before having been employed for two full years, the portion of the lump sum payment described in (iii) above would be equal to: (i) the sum of base salary and target bonus if terminated before the first full year, or (ii) the sum of base salary and the bonus awarded in the preceding year if terminated after the first full year but before the end of the second full year of employment. The executive would have 90 days to exercise any options that were vested on the termination date.

Additionally, the 2010 through 2012 Performance/Service Share Awards would vest using the most recent quarter ended prior to termination as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives. Additionally, a pro rata portion of the retention shares awarded to Ms. Moore in January 2009 would vest. The restricted shares awarded to Mr. Reinert would fully vest.

Change in Control—Voluntary Termination without Good Reason

In the event of voluntary termination without good reason by the executive within 12 months following a change in control, the executive will be paid a lump sum payment equal to the sum of: (i) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; (ii) 100% of his or her then annual base salary; plus (iii) the average of the annual bonus awarded in the prior two years; or, if the termination occurs before the first full year of employment, the target bonus; or if the executive resigns after the first full year but before the end of the second full year of employment, the bonus awarded in the preceding year. The amounts in (ii) and (iii) above would only be paid if the executive provided 90 days’ written notice of termination and assisted with the transition during that period.

Change in Control—Voluntary Termination with Good Reason or Termination by Company other than For Cause

In the event of termination within 12 months following a change in control due to either voluntary termination with good reason by the executive or termination by the company other than for good cause, the executive will be paid a lump sum equal to: (i) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; plus (ii) two times the sum of (a) his or her then annual base salary and (b) the average of the annual bonuses earned for the preceding two years; or, if the termination occurs before the first full year of employment, the target bonus; or if the executive resigns after the first full year but before the end of the second full year of employment, the bonus awarded in the preceding year. In addition, the Performance/Service Share Awards granted in 2012, 2011, and 2010, the retention awards granted to Ms. Moore, the restricted shares awarded to Mr. Reinert, and all outstanding unvested options would vest at target levels. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives.

Recoupment Policy

The Company revised its recoupment policy in January 2011. This policy provides that the officers will be required to repay to BRE certain previously paid compensation if such repayment is required under any recoupment of compensation policy that BRE is required to adopt in order for BRE to comply with applicable laws or regulations or stock exchange requirements. Such policy will cover officers for a period of three years following separation from the company.

“Best Net” Policy

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executives, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

The following tables reflect the amounts that would have been paid under these provisions to each named executive officer upon termination on December 31, 2012, including lump sum payments and other benefits. The amounts disclosed represent our best estimate of the maximum amount that would have been paid to each executive upon termination on that date. As discussed above, the company has a “best net” policy, such that the amount calculated and disclosed could be reduced to an amount that would not trigger payment of excise tax.

Constance B. Moore

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	$—	$—	$—	$540,750	$—	$540,750	$1,081,500
Bonus	—	—	—	654,000	1,420,250	1,420,250	1,420,250	2,186,500
Share Vesting (2)	—	5,359,637	—	4,438,420	4,438,420	4,438,420	—	6,887,002
Option Vesting	—	216,367	—	—	—	—	—	463,644

Total	$—	$5,576,004	$—	$5,092,420	$6,399,420	$5,858,670	$1,961,000	$10,618,646

John A. Schissel

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$350,000	$350,000	$350,000	$350,000	$700,000
Bonus	—	n/a	—	328,000	718,000	718,000	718,000	1,108,000
Share Vesting (2)	—	n/a	—	1,279,107	1,279,107	1,279,107	—	2,025,271
Option Vesting	—	n/a	—	—	—	—	—	167,633

Total	$—	n/a	$—	$1,957,107	$2,347,107	$2,347,107	$1,068,000	$4,000,904

Stephen C. Dominiak

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$385,000	$385,000	$385,000	$385,000	$770,000
Bonus	—	n/a	—	393,000	918,000	918,000	918,000	1,443,000
Share Vesting (2)	—	n/a	—	1,929,613	1,929,613	1,929,613	—	2,901,478
Option Vesting	—	n/a	—	—	—	—	—	232,837

Total	$—	n/a	$—	$2,707,613	$3,232,613	$3,232,613	$1,303,000	$5,347,315

Kerry Fanwick

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$300,000	$300,000	$300,000	$300,000	$600,000
Bonus	—	n/a	—	240,000	507,500	507,500	507,500	775,000
Share Vesting (2)	—	n/a	—	1,378,211	1,378,211	1,378,211	—	2,061,360
Option Vesting	—	n/a	—	—	—	—	—	173,422

Total	$—	n/a	$—	$1,918,211	$2,185,711	$2,185,711	$807,500	$3,609,782

Scott A. Reinert

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability(3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$300,000	$300,000	$300,000	$300,000	$600,000
Bonus	—	n/a	—	277,000	597,000	597,000	597,000	917,000
Share Vesting (2)	—	n/a	—	338,603	475,702	338,603	—	857,045
Option Vesting	—	n/a	—	—	—	—	—	—

Total	$—	n/a	$—	$915,653	$1,372,702	$1,235,603	$897,000	$2,374,045

(1)	Only Ms. Moore has reached the age and years of service requirements to qualify for retirement under the BRE plans. For purposes of this table only, calculations were determined as if Ms. Moore had given written notice of retirement twelve months prior to December 31, 2012.
(2)	Represents the dollar value of unvested shares that would have vested upon termination under the provisions of the Performance/Service Share Awards and/or restricted share agreements, assuming termination on and performance through December 31, 2012. The shares that would have been earned are valued at our closing price per share on December 30, 2012, or $50.83.
(3)	For Messrs. Schissel, Dominiak, Fanwick, and Reinert, salary paid upon death or disability includes a payment that would be made under their respective life insurance policies. Such payment would be equal to base salary upon death. Ms. Moore has elected not to participate in the life insurance benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BRE’s directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of BRE.

To BRE’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to BRE’s officers, directors and greater than 10 percent shareholders were complied with.

Compensation Policies and Practices As They Relate to Risk Management

Management and the Board have reviewed our compensation policies and practices for our employees as they relate to our risk management, and we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company in the future. The Compensation Committee and Management have established a compensation program for all employees that does not incentivize the taking of unnecessary and excessive risks that could threaten the value of the company. As described above, the Compensation Committee has also designed a compensation program for executive officers so as to provide an appropriate balance between cash vs. equity, service vs. incentive, and short-term vs. long-term compensation, and has awarded equity grants that are balanced between time-based and performance-based vesting. We believe that this blend of components, along with required share ownership, provides our leadership team with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company. There are no ‘guaranteed’ bonuses, other than those paid for partial years in connection with an executive’s commencement of employment. The performance metrics for annual incentive and long-term equity awards do not rely on a single financial measure and are balanced between company and individual objectives. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since awards are staggered and subject to long-term vesting and performance schedules to help ensure that executives have significant value tied to long-term stock price performance. The Compensation Committee has the discretion to modify awards if appropriate and approves actual amounts awarded under the Performance/Service Share Awards.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to BRE’s periodic filings with the SEC. In addition, the potential post-employment payments which are payable pursuant to these agreements are described above in “Other Potential Post-Employment Payments” beginning on page 34.

Ms. Moore

On January 27, 2011, Ms. Moore and the Company entered into an amendment to her existing employment agreement, which was amended and restated on November 20, 2006, and effective as of January 1, 2005. Ms. Moore is employed at will by BRE effective January 1, 2005 and continuing thereafter until terminated. Under the terms of the agreement, Ms. Moore remains President and Chief Executive Officer. The terms of the agreement are as follows:

Base Salary.    Ms. Moore received a stated base salary of $400,000 per year through 2006. Her salary was increased to $475,000 for 2007, to $525,000 for 2011, to $540,750 for 2012 and to $550,000 for 2013. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salary based on relevant circumstances.

Annual Incentive Bonus.    For 2012, Ms. Moore was eligible to receive an annual performance based bonus with a minimum threshold of 0% of base salary and a maximum range of 250% of base salary, targeted at 125% of base salary and based on achievement of predefined operating or performance criteria established by the Board (the ‘‘Annual Criteria’’). For 2013, the Compensation Committee increased the target bonus percentage to 128% with a maximum range of 256% of base salary.

Long Term Incentive Awards.    Under Ms. Moore’s employment agreement, she is eligible to receive long term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on a term life insurance policy covering and for the benefit of Ms. Moore with a face amount equal to 100% of her base salary. Ms. Moore has elected not to participate in this program to date. Ms. Moore is also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, Ms. Moore has signed other compensation related agreements, the significant terms of which follow:

Stock Options.    Ms. Moore was awarded options to purchase 35,851, 28,837 and 32,593 shares in January 2010, 2011 and 2012, respectively. These options vest in equal installments over four years.

Retention Award.    On January 29, 2009, Ms. Moore received a retention grant of 56,819 shares of restricted stock. Fifty percent of the shares cliff vested at the end of two years, subject to continuous employment with the Company. Vesting of 25% of the shares occurs at the end of five years, subject to continuous employment with the Company. Vesting of the remaining 25% was based on the achievement of performance metrics at the end of a three-year performance period. The performance criteria linked to the vesting of these shares, at the end of the third year, were based on the business objectives during 2009, 2010 and 2011. The shares granted represented maximum performance. If the threshold performance metrics were not achieved, none of the performance shares would have vested. Dividends were paid quarterly on the time vested shares and accrued on the performance based shares, with payment at the end of the three year period based on the actual shares earned. Ms. Moore earned 14,205 of these performance shares in January 2012, representing 100% of target.

Performance/Service Share Awards.    In January 2008, Ms. Moore received a grant of 11,846 shares of restricted stock. Vesting of 60% of the shares was based on the achievement of performance metrics, with 40% of the grant vesting ratably over the four year period (10% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fourth year, included FFO growth, total shareholder return relative to the MSCI US REIT Index (RMS) and average EVA spread above the Weighted Average Cost of Capital (WACC). The shares granted represented target performance, as defined in the agreement. In addition, supplemental shares were reserved for Ms. Moore in the event target level performance was exceeded. If threshold performance metrics was not achieved, none of the performance shares would have vested with respect to that metric. Dividends were paid quarterly on the time vested shares. With respect to the remaining shares that did not pay cash dividends, each quarter during the four year performance period, Ms. Moore received a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” was subject to the same performance vesting criteria, metrics and timing associated with the 2008 grant. Ms. Moore earned 7,661 shares upon completion of the performance component vesting period in January 2012, representing 89.6% of target.

In January 2009, Ms. Moore received a grant of 53,030 shares of restricted stock. Vesting of 60% of the shares was based on the achievement of performance metrics, with 40% of the grant vesting ratably over the four year period (10% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fourth year, included total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and average EVA spread above the Weighted Average Cost of Capital (WACC.) The shares granted represented target performance, as defined in the agreement. In addition, supplemental shares were reserved for Ms. Moore in the event target level performance was exceeded. If a threshold performance metric was not achieved, none of the performance shares would have vested with respect to that metric. Dividends were paid quarterly on the time vested shares. With respect to the remaining shares that did not pay cash dividends, each quarter during the four year performance period, Ms. Moore received a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” was subject to the same performance vesting criteria, metrics and timing associated with the 2009 grant. Ms. Moore earned 30,320 shares upon completion of the performance component vesting period in January 2013, representing 95% of target.

In January 2010, Ms. Moore received a grant of 33,878 shares of restricted stock. Vesting of 50% of the shares is based on the achievement of performance metrics, with 50% of the grant vesting ratably over the four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fourth year, include total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and average EVA spread above the Weighted Average Cost of Capital (WACC.) The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for Ms. Moore in the event target level performance is exceeded. If a threshold performance metric is not achieved, none of the performance shares will vest with respect to that metric. Dividends will be paid quarterly on the time vested shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2010 grant.

In January 2011 and 2012, Ms. Moore received grants of 28,106 and 34,162 shares of restricted stock, respectively. Vesting of 50% of the shares is based on the achievement of performance metrics, with 50% of the grant vesting ratably over each four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fourth year, include total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and an evaluation by the Compensation Committee of the performance of BRE in executing several operational goals. The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for Ms. Moore in the event target level performance is exceeded. For the 2012 awards, any supplemental reserved shares earned will vest only if our shareholder return over the course of the performance period is positive, or becomes positive within three years following the performance date. If a threshold performance metric is not achieved, none of the performance shares will vest with respect to that metric. Dividends will be paid quarterly on the time vested shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2011 and 2012 grants.

Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Mr. Reinert

Messrs. Schissel, Dominiak, Fanwick and Reinert have employment agreements similar to Ms. Moore’s employment agreement, as amended through January 27, 2011, and were originally entered into effective as of August 11, 2009, September 2, 2008, February 1, 2007, and January 24, 2011 respectively. The agreements provide for at will employment commencing on October 5, 2009, September 2, 2008, February 1, 2007, and January 24, 2011, for Messrs. Schissel, Dominiak, Fanwick and Reinert, respectively, and continuing thereafter until terminated. Certain material terms of the agreements are as follows:

Base Salary.    Messrs. Schissel, Dominiak, Fanwick and Reinert joined the Company with base salaries of $290,000, $362,500, $250,000 and $300,000, respectively. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salaries based on relevant circumstances. For 2009, the Compensation Committee determined to increase the salary for Mr. Fanwick to $300,000. For 2011, the Compensation Committee determined to increase the salary for Mr. Schissel to $350,000. For 2012, the Compensation Committee determined to increase the salary for Mr. Dominiak to $385,000. For 2013, the Compensation Committee determined to increase the salary for Mr. Reinert to $325,000. There were no other adjustments to base salary for 2011, 2012 or 2013.

Annual Incentive Bonus.    Executive officers are eligible to receive an annual incentive bonus that is performance based with a specific target bonus level. For Mr. Schissel, the target level was 95% of base salary for 2012 and is 100% of base salary for 2013. For Mr. Dominiak, the target level was 105% of base salary for 2012 and is 110% of base salary for 2013. For Mr. Fanwick, the target level was 85% of base salary for 2012 and 2013. For Mr. Reinert, the target level was 95% of base salary for 2012 and is 100% of base salary for 2013. The amount of the annual bonus is based on the achievement of predefined operating or performance criteria established by the Compensation Committee with a minimum threshold of 0% of base salary and a maximum range of 200% of the target levels set forth above.

Long Term Incentive Awards.    Under the employment agreements, the named executive officers are eligible to receive long term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on term life insurance policies covering and for the benefit of senior vice presidents and above, with face amounts equal to 100% of base salary. Messrs. Schissel, Dominiak, Fanwick and Reinert currently participate in this program. The named executive officers are also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, the officers have signed other compensation related agreements, the significant terms of which follow:

Performance/Service Share Awards.    In January 2008, Mr. Fanwick entered into a Performance/Service Share Award agreement with BRE. In January 2009, Messrs. Dominiak and Fanwick entered into Performance/Service Share Award agreements with BRE. In January 2010 and 2011, Messrs. Schissel, Dominiak, and Fanwick entered into Performance/Service Share Award agreements with BRE. In January 2012, Messrs. Schissel, Dominiak, Fanwick and Reinert entered into Performance/Service Share Award agreements with BRE. The vesting, performance criteria and other terms of these agreements are similar to those described under Ms. Moore’s employment agreement above. Shares awarded pursuant to these agreements have both performance and service-based vesting terms. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Awards—Performance/Service Share Awards—2008 through 2012” for additional information.

Restricted Stock in Connection with Employment.    In connection with his employment, the Company awarded Mr. Dominiak a grant of 15,384 shares of restricted stock on October 23, 2008. Twenty-five percent of the shares vested after one year of service, 25% vested after two years of service, and the remaining 50% vested at the end of three years of continued employment with BRE. In connection with his employment, the Company awarded Mr. Fanwick a grant of 7,107 shares of restricted stock that cliff vested on January 30, 2011, subject to his continued employment with BRE. In connection with his employment, the Company awarded Mr. Schissel a grant of 10,829 shares of restricted stock that cliff vested on February 1, 2013. In connection with his employment, the Company awarded Mr. Reinert a grant of 7,933 shares of restricted stock that cliff vest on January 24, 2014, subject to his continued employment with BRE.

Stock Options.    On January 27, 2010, Messrs. Schissel, Dominiak, and Fanwick were granted options to purchase 13,367, 18,566, and 13,828 shares of the Company’s Common Stock at an exercise price of $33.06 per share. On January 26, 2011, Mr. Schissel, Mr. Dominiak, and Mr. Fanwick were granted options to purchase 9,712, 13,488, and 10,047 shares of the Company’s Common Stock at an exercise price of $44.12 per share. On January 25, 2012, Messrs. Schissel, Dominiak, Fanwick and Reinert were granted options to purchase 10,741, 12,593, 8,519 and 8,519 shares of the Company’s Common Stock at an exercise price of $51.52 per share. All stock options vest in equal installments over four years.

Severance Benefits-All Named Executive Officers

As discussed in “Other Potential Post-Employment Payments” above, if at any time during the term of the employment agreement the employment of one of the executives is terminated, he or she shall be entitled to certain severance benefits based on the nature of his or her termination. Depending on the cause of the termination, the executives may receive a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflects vesting of certain stock options, restricted stock and Performance/Service Share Awards.

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executive, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

Certain Relationships and Related Transactions

For information on certain relationships and related transactions, please see the information contained in the heading “Employment Contracts and Termination of Employment and Change in Control Arrangements” above. The Company does not have a written related party transaction policy in place because the approach of the Board of Directors is not to enter into any related party transactions.

COMPENSATION COMMITTEE

REPORT

The Compensation Committee (the “Committee”) of the Board, which is composed entirely of independent directors, provides assistance to the full Board by: (1) reviewing management’s recommendations regarding executive compensation, and evaluating the compensation plans, policies and programs of the Company; (2) determining the compensation of the chief executive officer and approving her recommendations as to compensation of all other executive officers of the Company; and (3) reviewing the Compensation Discussion and Analysis for inclusion in this proxy statement in accordance with applicable rules and regulations. The Compensation Committee Charter is available on BRE’s website at www.breproperties.com.

The Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure included in this Proxy Statement with management. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The members of the Compensation Committee, as of February 28, 2013, give the foregoing report, namely:

Matthew T. Medeiros, Chairman

Paula F. Downey

Christopher J. McGurk

Jeanne R. Myerson

Dennis E. Singleton

Notwithstanding anything to the contrary set forth in any of BRE Properties, Inc.’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, this Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BRE’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, the following items for which they are responsible: (a) expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles; (b) expressing an opinion on the Company’s internal control over financial reporting and management’s assessment thereof; (c) discussing their judgments as to the quality, not just the acceptability, of BRE’s accounting principles; and (d) such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and BRE, including the matters in the written disclosures required by the Public Company Accounting Oversight Board, and has considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by statement on Auditing Standards No. 90, Audit Committee Communications, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with BRE’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of BRE’s internal controls, and the overall quality of our financial reporting. The Audit Committee met formally five times during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as BRE’s independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2013, subject to shareholder approval of Proxy Item No. 2.

The responsibilities of the Audit Committee are more specifically contained in the Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999, and was approved as amended March 2, 2001, and March 27, 2003. The Amended and Restated Audit Committee Charter is available on our website at www.breproperties.com.

The members of the Audit Committee as of February 28, 2013, give the foregoing report, namely:

Thomas E. Robinson, Chairman

Paula F. Downey

Jeffrey T. Pero

Dennis E. Singleton

Thomas P. Sullivan

Notwithstanding anything to the contrary set forth in any of BRE Properties, Inc.’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, this Audit Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

FEES OF ERNST & YOUNG LLP

The Audit Committee has established a pre-approval policy and procedure for audit, audit-related and tax services that can be performed by the independent registered public accounting firm. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent registered public accounting firm to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934.

During 2012 and 2011, fees incurred by BRE to Ernst & Young LLP totaled $1,656,949 and $1,604,000, respectively. Fees for all services performed were pre-approved by the Audit Committee. The Audit Committee considered and concluded that the provision of limited services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors’ independence, in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related rules.

Audit Fees

The aggregate fees billed for the integrated audit of BRE’s annual financial statements and internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements and SEC filings totaled $999,000 in 2012 and $1,050,000 in 2011.

Audit-Related Fees

During 2012, BRE incurred audit-related fees aggregating $259,288, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations. During 2011, BRE incurred audit-related fees aggregating $292,500, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations.

Tax Fees

Tax fees totaled $398,661 in 2012, and related to tax return preparation, REIT compliance and other tax consultations. Tax fees totaled $261,500 in 2011, and related to tax return preparation, REIT compliance and other tax consultations.

All Other Fees

There were no other services provided by Ernst & Young LLP in 2012 or 2011.

RATIFICATION OF SELECTION OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item No. 2)

Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2013. Fees for the last integrated annual audit (financial statements and Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews and SEC filings were $999,000 and all other fees were $657,949.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by proxy, if a quorum is present, is sufficient to ratify such selection. The Board unanimously recommends a vote FOR this proposal.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proxy Item No. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, provides our shareholders with an opportunity to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the Compensation Discussion and Analysis section and the related executive compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this proxy statement. Our named executive officers are the five executive officers listed in the various compensation tables of the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, shareholders are being asked to vote at the Annual Meeting on our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal gives you as a shareholder the opportunity to endorse or not endorse our fiscal year 2012 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that shareholders of BRE Properties, Inc. (the “Company”) approve, on an advisory basis, the overall executive compensation policies and procedures employed by the Company for its named executive officers as disclosed in the Compensation Discussion and Analysis and set forth in the Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT, as included in the Proxy Statement for the 2013 Annual Meeting of Shareholders of the Company.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. This “say-on-pay” vote is a non-binding advisory vote. The approval or disapproval of this proposal by shareholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address shareholder disapproval of this proposal remains with the Board of Directors and the Compensation Committee. The Board has determined, consistent with the shareholder vote on the frequency of future shareholder advisory votes on executive compensation at the 2010 Annual Meeting, that the Company will hold a shareholder advisory vote on executive compensation at its Annual Meeting every year.

The Board of Directors unanimously recommends a vote FOR this proposal.

REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER THE 1999 INCENTIVE PLAN

(Proxy Item No. 4)

Our Board is asking shareholders to reapprove the material terms of the performance criteria that may apply to awards under our 1999 Incentive Plan, which also includes certain of the material terms of the 1999 Incentive Plan. Shareholders approved the Amended and Restated 1999 BRE Stock Incentive Plan, as amended (referred to as the “1999 Incentive Plan”) at our Annual Meeting of Shareholders in May 2008. Reapproval of the performance criteria is needed under Section 162(m) of the Internal Revenue Code if we are to preserve our ability to take a federal tax deduction for performance awards under the 1999 Incentive Plan.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the three other most highly compensated officers of a corporation (other than the chief financial officer.) The deduction limit does not apply to “qualified performance-based compensation.” Under our 1999 Incentive Plan, the Compensation Committee may grant awards to employees designated by the Compensation Committee as “Section 162(m) Participants” (i.e., employees whose compensation may be subject to the Section 162(m) deduction limitation) that are intended to constitute “qualified performance-based compensation.” In order to qualify as performance-based compensation, the awards must be subject to performance criteria, the “material terms” of which have been approved by shareholders within five years before the grant date.

Because almost five years have passed since the 2008 approval of the 1999 Incentive Plan, the Board is submitting this proposal to shareholders for reapproval of the material terms of performance criteria set forth in the 1999 Incentive Plan. If shareholders fail to approve the proposal, we will still be able to make awards under the 1999 Incentive Plan as previously approved by our Shareholders at our Annual Meeting of Shareholders in May 2008, but some awards paid to our senior executives may not be deductible, resulting in additional taxable income to BRE.

1999 Incentive Plan

The following summary of certain provisions of the 1999 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the 1999 Incentive Plan document approved by shareholders in 2008, which was originally filed as Annex D to the 2008 Proxy Statement, and the amendment to the Amended and Restated 1999 BRE Stock Incentive Plan approved by shareholders in 2010, which increased the maximum number of shares reserved for issuance thereunder from 4,500,000 shares to 5,250,000 shares, originally filed as Annex D to the 2010 Proxy Statement.

Administration of the 1999 Incentive Plan

The 1999 Incentive Plan is administered by the Compensation Committee (the “Committee”). No person is eligible to serve on the Committee unless he or she is an Independent Director. The Committee has the sole authority to determine the eligible participants to whom awards shall be granted under the 1999 Incentive Plan, the number of shares to be covered by an award, which options granted shall be incentive stock options and which shall be non-qualified stock options, the period and conditions under which each award shall vest or be exercisable, and the terms and conditions of each award agreement. The Committee has full authority to interpret and administer the Plan. The 1999 Incentive Plan provides that the Committee may delegate any of its responsibilities and powers to any of its members or other persons selected by the Committee. In its discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. In addition, the Committee may delegate its authority to its members or other persons who it selects, to the extent permitted by applicable law. The 1999 Incentive Plan provides that if the Committee offers to buy out awards for cash, such offer will be subject to shareholder approval.

Eligibility

Salaried employees and other key employees, including officers and directors who are employees of BRE or any subsidiary, and consultants of BRE Properties, Inc. may receive options, restricted stock, stock appreciation rights and other awards under the 1999 Incentive Plan. As of February 26, 2013, we had approximately 100 employees and consultants (including six executive officers) who would be eligible to receive awards under the 1999 Incentive Plan.

Awards

Stock Options.    The Committee has discretion to grant either incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or non-qualified stock options (“NQSOs”). A further description of the tax consequences of incentive stock options appears below on page 50 under the heading “Incentive Stock Options.” Stock option grants may be evidenced by written agreements in such form approved by the Committee consistent with the terms of the 1999 Incentive Plan. The Committee will, subject to the terms and conditions of the Plan, determine the terms and conditions of option grants and the number of shares to be issued pursuant to such options. The exercise price will be not less than the fair market value of a share of our Common Stock on the date of grant.

The Plan provides that the Committee may, in its discretion, provide that an option may not be exercised in whole or in part for a specified period or periods of time. Generally, options vest 20% to 33% per year beginning one year after the grant date and expire ten years from the date of grant. Except as so specified, an option may be exercised in whole or in part from time to time for a period of up to ten years from the date of grant. The Committee may also provide in any option that the option may be exercised prior to the full vesting of the option, provided that any shares acquired upon exercise of the option will be subject to restrictions determined by the Committee (including, among others, forfeiture restrictions, restrictions on the transferability of the shares, the right of the Company to repurchase shares, and a right of first refusal in favor of the Company.) In the discretion of the Committee, an option may become immediately exercisable upon the occurrence of certain events, including upon the death or permanent disability of the optionee or upon a change of control (as defined in the Plan) of the Company.

Unless the Committee otherwise provides, in the event of a termination of an optionee’s employment, so long as the Optionee gives the Company two weeks notice and cooperates in transition, the optionee may, to the extent exercisable on the date of termination, exercise the option for 90 days (or 12 months in the case of the optionee’s death or permanent disability) after the termination date, and the option will terminate at the end of that period. Otherwise, the option will terminate upon the optionee’s termination of service. In addition, if the termination of service is due to the optionee’s retirement, the 1999 Incentive Plan provides for special rules relating to the exercisability of the options after retirement and additional vesting based on the optionee’s age and position of the Company at retirement. The Committee may provide in any option that if the exercise of the option under certain circumstances would violate federal or state securities laws, then the option will not terminate until the earlier of the expiration of the option or three months following the first date on which the exercise of the option would not be in violation of such securities laws. In the event of a merger, sale of assets or certain other corporate transactions, the 1999 Incentive Plan authorizes the Committee, in its discretion, to either accelerate the vesting of outstanding options or cancel options which were exercisable at any time prior to the effective date of such transaction.

Payment of the option price upon exercise of an option will be in cash or, in the discretion of the Committee, in shares of Common Stock already owned by the optionee having a fair market value equal to the option price, or any combination of cash and Common Stock having a combined value equal to the option price. The option holder may in certain circumstances elect to have shares withheld to satisfy up to the minimum statutory tax-withholding requirements in connection with the exercise of an option. The 1999 Incentive Plan also provides that the Committee may permit optionees to use cashless exercise methods that are permitted by law and in connection therewith the Company may establish a cashless exercise program, including a program where the commissions on the sale of stock subject to an exercised option are paid by the Company.

Stock Appreciation Rights (SARs).    The 1999 Incentive Plan provides that the Committee may grant SARs in connection with all or part of any option granted under the Plan or independent of an option. A stock appreciation right will be subject to terms and conditions determined by the Committee, consistent with the Plan. Under the 1999 Incentive Plan, Stock Appreciation Rights that are not connected to any stock option shall have an exercise price that is not less than 100% of the fair market value of our Common Stock on the date of the grant and a term of no more than 10 years from the date of grant. SARs provide for payments, upon exercise, to the holder based upon increases in the price of our Common Stock over the exercise price. The Committee may elect to pay SARs in cash, in shares of Common Stock, or in a combination of both.

Restricted Shares.    The Committee may grant restricted shares, i.e., shares of Common Stock that are subject to transfer restrictions determined by the Committee in its sole discretion, and subject to substantial risk of forfeiture unless and until specific conditions established by the Committee at the time of grant are met. Such conditions may be based on continuing employment or service to the Company or achievement of pre-established performance goals (see description below), or both as determined by the Committee, subject to the “Full Value Award Vesting Limitations” set forth below. Stock certificates for restricted shares shall be issued in the name of the holder, but the certificates may be retained in escrow until such time as the restrictions shall have lapsed. The holder of restricted shares shall have all rights of a shareholder with respect to the Common Stock registered in his or her name, including voting and dividend rights, unless otherwise provided in the restricted share award.

Other Stock Based Awards.    The 1999 Incentive Plan also authorizes the Committee to grant awards in the form of shares or share units, which are rights to receive shares in the future. These awards may be either current or deferred, restricted or unrestricted, and in tandem or combination with, or as an alternative to, any other compensation plan of the Company. Subject to the “Full Value Award Vesting Limitations” set forth below, the Committee will determine the terms and conditions of other stock-based awards.

Maximum Awards

The 1999 Incentive Plan provides that the maximum number of shares of Common Stock that may be covered by awards to any one person under the 1999 Incentive Plan during any calendar year shall be 1,000,000 shares.

Full Value Award Vesting Limitations

The 1999 Incentive Plan includes a minimum vesting requirement for “Full Value Awards” (that is, restricted stock awards or other stock-based awards such as shares or share units). The 1999 Incentive Plan requires that Full Value Awards which vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year. These vesting limitations will not apply to a limited basket consisting of up to 5% of the shares of Common Stock available for issuance under the 1999 Incentive Plan.

Assignability

Awards under the 1999 Incentive Plan may be transferred only by will or by the laws of descent and distribution unless and until such awards have been exercised or the shares underlying such awards have been issued and all restrictions applicable to such shares have lapsed. During a participant’s lifetime, options are exercisable only by the participant, unless the options have been properly transferred, in which case, the options are exercisable by the transferee. The 1999 Incentive Plan specifies that under no circumstances may any award granted under the plan be transferred to a third party for consideration.

No Repricing of Options or other Awards

The 1999 Incentive Plan does not permit the Committee to amend the terms of any outstanding option or stock appreciation right to reduce its exercise price.

Adjustments

If the Committee determines that any dividend, reclassification, stock split, reorganization, merger, consolidation or other similar change in corporate structure affects our Common Stock such that the Committee or the Board of Directors determines an adjustment is appropriate in order to prevent dilution, then the Committee or the Board will make an appropriate adjustment to the maximum number and class of shares issuable under the Plan and the number and/or class of shares and price per share in effect under each outstanding option. The 1999 Incentive Plan also requires that the number and type of securities subject to each outstanding award, as well as the exercise price or grant price thereof, be adjusted as necessary to accommodate any change in the per share value of the underlying Common Stock arising from the occurrence of a stock dividend or other distribution, stock split, reverse stock split or recapitalization through a large, nonrecurring cash dividend that also affects the shares or share price of Common Stock.

Amendment, Suspension or Termination of the 1999 Incentive Plan

The 1999 Incentive Plan permits either the Board of Directors or the Committee to amend, suspend or terminate the 1999 Incentive Plan. However, no such amendment or revision may, unless appropriate shareholder approval of such amendment or revision is obtained, (1) increase the maximum number of shares which may be acquired pursuant to awards granted under the Plan (except for adjustments described in the foregoing paragraph) or (2) extend the term of the Plan. No amendment of the 1999 Incentive Plan may alter or impair any rights or obligations under any awards already granted unless the holder of the award consents or the award otherwise provides. No awards may be granted or awarded during any period of suspension or after termination of the Plan.

Securities Laws, Foreign Laws and Federal Income Taxes

Securities Laws.    The 1999 Incentive Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 1999 Incentive Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 1999 Incentive Plan and options granted thereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

General Federal Income Tax Consequences.    The following is a general summary under current law of the material United States federal income tax consequences with respect to the 1999 Incentive Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, as well as gift and estate tax considerations, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted NQSOs, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common shares on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock.    A participant to whom restricted stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless an election is made by the participant under Section 83(b) of the Code with respect to the restricted stock. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price (generally zero). If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount.

Other Stock-Based Awards.    The grantee generally will not have taxable income upon the issuance of the other stock-based awards and we will not then be entitled to a deduction at such time. However, when award vests and shares are issued to the grantee, he or she will realize ordinary income and we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the stock. These awards may be subject to Section 409A of the Code, and the failure of any award that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed pursuant to Section 409A of the Code, and certain interest penalties may apply.

Section 162(m) Limitation.    In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under non-qualified plans) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.”

Under Section 162(m), stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if the award of the options or stock appreciation rights are made by a Board of Directors committee consisting solely of 2 or more “outside directors,” the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option or stock appreciation right exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance goals which are established by a qualifying committee and which relate to performance targets which are approved by the corporation’s shareholders.

The 1999 Incentive Plan has been designed to permit the Committee to grant stock options and stock appreciation rights which will qualify as “performance-based compensation.” In addition, in order to permit awards other than stock options and stock appreciation rights to qualify as “performance-based compensation,” the 1999 Incentive Plan provides that the Committee may grant such awards which vest based on the attainment of performance targets related to any of the performance goals set forth in Section 4.3 of the Plan.

Compliance with 409A.    The 1999 Incentive Plan specifies that, when possible, the plan shall be interpreted in a manner that complies with Section 409A of the Internal Revenue Code. The 1999 Incentive Plan also authorizes the Committee, if it determines that any option, stock option appreciation right, award of restricted stock or other award granted pursuant to the plan conflicts with Section 409A, to take such actions as the Committee determines are appropriate in order to exempt the award from Section 409A, or to otherwise preserve the intended tax treatment of the award, or to modify the award in order to comply with Section 409A.

New Plan Benefits

Awards are granted under the 1999 Incentive Plan subject to the discretion of the Committee. Therefore, it is generally not possible to determine the benefits that will be received in the future by participants in the 1999 Incentive Plan.

Performance Criteria Under the 1999 Incentive Plan.

The 1999 Incentive Plan provides that the Compensation Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the Compensation Committee, performance awards granted under the plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the Compensation Committee may select only from the following performance criteria enumerated in Section 4.3 of the 1999 Incentive Plan:

•	funds from operations per Share (“FFO per Share”);

•	ratio of Common Stock price to FFO per Share;

•	same property performance;

•	return on net assets;

•	operating ratios;

•	cash flow;

•	shareholder return;

•	revenue growth;

•	net income;

•	earnings per Share;

•	debt reduction;

•	return on investment; or

•	revenue.

The Committee’s discretion in establishing performance goals would not be limited to the goals described in Section 4.3 of the 1999 Incentive Plan when the grantee’s compensation amount is not expected to be subject to the deduction limitations of Code Section 162(m).

Vote Required for Approval; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by proxy, provided that the total votes cast on the matter represents more than 50% in interest of all votes entitled to be cast on the matter, is required to approve the performance criteria under the 1999 Incentive Plan. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

The Board of Directors unanimously recommends that shareholders vote FOR the reapproval of the performance criteria under the 1999 Incentive Plan.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for inclusion in BRE’s proxy statement and form of proxy relating to next year’s Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission’s Proxy Rules must submit the proposal, including all information, agreements and questionnaire described on page 9 of this Proxy Statement, to BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Attention: Corporate Secretary. Such proposal, which must comply with applicable laws and regulations, must be received no later than 5:00 p.m., Pacific Time, on November 8, 2013, unless the date of next year’s Annual Meeting is more than 30 days before or more than 60 days after April 24, 2014, in which case notice by the shareholder must be delivered and received no later than December 26, 2013 or, if later, the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition, any shareholder who wishes to submit a proposal or director nominee for consideration at the 2014 Annual Meeting outside the process of Rule 14a-8 described above (i.e., not included in the proxy statement and form of proxy) must submit the proposal to BRE on or before November 8, 2013 or such proposal will be considered untimely under Rule 14a-4(c)(1) of the Commission’s Proxy Rules. If the proposal is untimely, the persons named in our proxy solicited for next year’s Annual Meeting will have discretionary authority to vote on any shareholder proposal presented at the annual meeting.

OTHER MATTERS

A description of the business experience of the executive officers of BRE is contained in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. To view the report free of charge, please go to our website at www.breproperties.com.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

By Order of the Board of Directors

March 11, 2013

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, BRE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 525 MARKET STREET, 4th FLOOR, SAN FRANCISCO, CA 94105, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF FEBRUARY 28, 2013, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

BRE PROPERTIES, INC. 525 MARKET STREET - 4th FL SAN FRANCISCO, CA 94105

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors

Nominees

01 Irving F. Lyons, III 02 Paula F. Downey 03 Christopher J. McGurk 04 Matthew T. Medeiros 05 Constance B. Moore
06 Jeanne R. Myerson 07 Jeffrey T. Pero 08 Thomas E. Robinson 09 Dennis E. Singleton 10 Thomas P. Sullivan
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.					☐	☐	☐
3 To approve, by non-binding advisory vote, the compensation of the named executive officers of the Company.					☐	☐	☐
4 To reapprove the performance criteria under the Amended and Restated 1999 BRE Stock Incentive Plan, as amended (referred to as the “1999 Incentive Plan”).					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

BRE PROPERTIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 24, 2013

3:00 p.m. Pacific Daylight Time

Mandarin Oriental Hotel

222 Sansome Street

San Francisco, CA 94104

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K with Annual Report is/are available at www.proxyvote.com.

BRE PROPERTIES, INC.

Annual Meeting of Shareholders

April 24, 2013, at 3:00 PM Pacific Daylight Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Constance B. Moore and John A. Schissel, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of BRE PROPERTIES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM Pacific Daylight Time on Wednesday April 24, 2013, at The Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, CA 94104, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side